 Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-282813
PROSPECTUS SUPPLEMENT
(To prospectus dated October 24, 2024)
C$700,000,000
Waste Connections, Inc.
4.200% Senior Notes due 2033
4.550% Senior Notes due 2036

We are offering C$300,000,000 aggregate principal amount of 4.200% Senior Notes due 2033 (the “2033 Notes”) and C$400,000,000 aggregate principal amount of 4.550% Senior Notes due 2036 (the “2036 Notes” and, together with the 2033 Notes, the “Notes” and each, a “series of Notes”). We will pay interest on the 2033 Notes and the 2036 Notes semi-annually on March 4 and September 4 of each year, beginning March 4, 2027. The first payment of interest shall be a long first coupon. The 2033 Notes will mature on September 4, 2033 and the 2036 Notes will mature on September 4, 2036.
We may redeem some or all of the Notes of a series at any time at the applicable redemption price described in this prospectus supplement. We also have the right to redeem all of the Notes of a series if, at any time, certain changes in law require us to make additional payments with respect to taxes withheld from payments on the Notes of such series. See “Description of Notes — Optional Redemption.”
If a change of control triggering event as described in this prospectus supplement occurs, we will be required, subject to certain exceptions, to make an offer to each holder of Notes to purchase all or any part of that holder’s Notes for cash at a purchase price equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, on those Notes to, but excluding, the purchase date. See “Description of Notes — Change of Control Triggering Event.”
The Notes will be our senior, unsecured obligations and will rank equally in right of payment with all of our existing and future senior, unsecured indebtedness and will rank senior in right of payment to any future indebtedness that we incur that is expressly subordinated to the Notes. The Notes will be effectively subordinated to any future secured indebtedness that we incur to the extent of the value of the collateral securing such indebtedness. In addition, the Notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.
Investing in the Notes involves risks. You should read carefully the entire accompanying base prospectus and this prospectus supplement and the documents incorporated by reference herein and therein, including the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement.
	Per 2033 Note	Total 2033 Notes	Per 2036 Note	Total 2036 Notes
Price to public(1)	99.838%	C$299,514,000	99.611%	C$398,444,000
Underwriting discount(2)	0.370%	C$ 1,110,000	0.400%	C$ 1,600,000
Proceeds, before expenses, to us(1)	99.468%	C$298,404,000	99.211%	C$396,844,000

(1)
Plus accrued interest from August 4, 2026, if settlement occurs after that date.

(2)
For additional underwriting compensation information, see “Underwriting (Conflicts of Interest).”

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes are new issues of securities with no established trading markets. We do not intend to list the Notes on any securities exchange.
The Notes will be ready for delivery in book-entry form on or about August 4, 2026 through the facilities of CDS Clearing and Depository Services Inc. (“CDS”) for the accounts of its participants. Investors in a series of Notes may hold their Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme.

Joint Book-Running Managers
CIBC Capital Markets	Scotiabank	TD Securities
Co-Managers
J.P. Morgan	BofA Securities	Mizuho
The date of this prospectus supplement is July 27, 2026

Prospectus Supplement
Base Prospectus
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of Notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the Notes offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.
It is important for you to read and consider all information contained in this prospectus supplement and the accompanying base prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Incorporation of Certain Information by Reference” in this prospectus.
We have not, and the underwriters have not, authorized any dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus

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supplement and the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus supplement or the accompanying base prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying base prospectus is delivered or securities are sold on a later date.
Delivery of the Notes is expected to be made against payment for the Notes on August 4, 2026, which will be the fifth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes of a series on any date prior to one business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisers.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or the “Company” mean Waste Connections, Inc., a corporation incorporated under the laws of Ontario, Canada, and our consolidated subsidiaries, except where it is made clear that the terms mean Waste Connections, Inc. only.
References herein to “$” and “U.S. dollars” are to the lawful currency of the United States. References herein to “Canadian dollars,” “C$” and “CAD” are to the lawful currency of Canada. The financial information presented in this prospectus supplement has been prepared in accordance with accounting principles generally accepted in the United States.
The reporting currency of the Company is the U.S. dollar. The Company’s consolidated Canadian dollar financial position is translated to U.S. dollars by applying the foreign currency exchange rate in effect at the presentation date.
Notice to Canadian Investors
The Notes will be sold in Canada on a private placement basis to “accredited investors” who are not individuals unless they are “permitted clients”, each as defined under applicable Canadian securities laws.
Each underwriter has, severally and not jointly, represented to and agreed with us that the sale and delivery of a series of Notes to any purchaser resident in a province of Canada by such underwriter will be made so as to be exempt from the prospectus filing requirements of applicable Canadian provincial securities laws, and so as to be exempt from or made in compliance with applicable dealer registration requirements of applicable Canadian provincial securities laws. Each underwriter has also, severally and not jointly, represented to and agreed with us that such underwriter has not and will not provide to any purchaser in a province of Canada any document or other material that would constitute an “offering memorandum” within the meaning of applicable Canadian provincial securities laws (other than the Canadian offering memorandum dated July 27, 2026 (and the preliminary version thereof) that incorporates this prospectus supplement and the accompanying base prospectus) with respect to the private placement of the Notes in the provinces of Canada.
Trademarks, Service Marks and Trade Names
We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus supplement may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks or trade names in this prospectus supplement is not intended to, and does not imply, a relationship with or endorsement or sponsorship by us. Solely for convenience, the

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trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the rights of the applicable licensor to such trademarks, service marks and trade names.

S-iii

FORWARD-LOOKING STATEMENTS
Certain statements included and incorporated by reference in this prospectus supplement are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 or in releases made by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements include, among others:
•
statements regarding our landfills, including capacity, duration, demand for and pricing of recyclables, estimated closure and post-closure liabilities, landfill alternatives and related capital expenditures, operating expenses, leachate and the Elevated Temperature Landfill event at the Chiquita Canyon Landfill;

•
discussion of competition, loss of contracts, price increases and additional exclusive and/or long-term collection service arrangements;

•
forecasts of cash flows necessary for operations and free cash flow to reduce leverage as well as our ability to draw on our credit facility and access the capital markets to refinance or expand;

•
statements regarding our ability to access capital resources or credit markets;

•
plans for, and the amount and sources of, certain capital expenditures for our existing and newly acquired properties and equipment and the funding thereof;

•
statements regarding fuel, oil and natural gas demand, prices, and price volatility;

•
assessments of regulatory developments and potential changes in environmental, health, safety and tax laws and regulations; and

•
other statements on a variety of topics such as inflation, impacts of trade policies or tariffs, general economic conditions, credit risk of customers, seasonality, labor/pension costs and labor union activity, employee retention costs, operational and safety risks, acquisitions and their contribution to the Company’s strategy, dividends, share repurchases, litigation developments and results, goodwill impairments, insurance costs and cybersecurity threats.

These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “might,” “will,” “could,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.
Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected are discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025, as may be updated or supplemented from time to time in our other filings with the SEC in the future that are incorporated herein.
There may be additional risks of which we are not presently aware or that we currently believe are immaterial that could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements to reflect events or circumstances that may change, unless required under applicable securities laws.

S-iv

SUMMARY
This summary highlights selected information from this prospectus supplement or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Because this is only a summary, it may not contain all of the information you should consider in making your investment decision. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus supplement and the accompanying base prospectus, particularly the sections entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent filings under the Exchange Act, and the other documents incorporated by reference in this prospectus supplement and the accompanying base prospectus.
Waste Connections, Inc.
We are an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation, in mostly exclusive and secondary markets across 46 states in the U.S. and six provinces in Canada. We also provide non-hazardous oil and natural gas exploration and production (“E&P”), waste treatment, recovery and disposal services in several basins across the U.S. and Canada, as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.
Our operating strategy seeks to improve financial returns and deliver superior shareholder value creation within the solid waste industry. We generally target markets where we can operate efficiently, including secondary and rural markets, which often allows us to establish a substantial presence and operate profitably through exclusive contracts, vertical integration or asset positioning. In markets where waste collection services are provided under exclusive arrangements, or where waste disposal is municipally owned or funded or available at multiple municipal sources, we seek to achieve efficiencies through our collection services that aid our growth and profitability. We also target niche markets, like non-hazardous E&P waste treatment, recovery and disposal services.
Our Principal Administrative Offices
Our principal administrative offices are located at 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. Our telephone number for our principal administrative offices is (832) 442-2200. Our website is www.wasteconnections.com. The information provided on our website is not incorporated into and does not form a part of this prospectus supplement or the accompanying base prospectus.

THE OFFERING
The following summary describes the principal terms of the Notes but is not intended to be complete. It may not contain all of the information that is important to you. Certain terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the Notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus.
Issuer
Waste Connections, Inc.
Securities Offered
C$300,000,000 aggregate principal amount of 4.200% Senior Notes due 2033.
C$400,000,000 aggregate principal amount of 4.550% Senior Notes due 2036.
Maturity Date
The 2033 Notes will mature on September 4, 2033.
The 2036 Notes will mature on September 4, 2036.
Interest Rate
The 2033 Notes will bear interest at the rate of 4.200% per annum, accruing from the issue date of the 2033 Notes.
The 2036 Notes will bear interest at the rate of 4.550% per annum, accruing from the issue date of the 2036 Notes.
Interest Payment Dates
March 4 and September 4 of each year, beginning on March 4, 2027 for the 2033 Notes.
March 4 and September 4 of each year, beginning on March 4, 2027 for the 2036 Notes.
Currency of Payment
All payments of interest and principal for the Notes, including any payments made upon any redemption, will be made in CAD.
To the extent CAD is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the applicable Notes will be made in U.S. dollars until CAD is again available to us. See “Description of Notes — Currency Conversion.”
Ranking
The Notes will be our senior unsecured obligations and will rank equally in right of payment with our existing and future senior unsecured indebtedness and will rank senior in right of payment to any future subordinated indebtedness that we incur. The Notes will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the Notes will be structurally subordinated to the liabilities (including trade payables) of our subsidiaries.
As of June 30, 2026, after giving effect to the issuance and sale of the Notes and the application of the net proceeds as set forth under “Use of Proceeds,” we would have had total debt of $9,364 million, including (i) $1,778 million of outstanding revolving borrowings under that certain Revolving Credit Agreement, dated as of February 27, 2024, by and among the Company, as borrower, Bank of America, N.A., acting through its Canada Branch, as the global agent, the swing line lender, and a letter of credit issuer, Bank of America, N.A., as the U.S. agent and a letter of credit issuer, and the lenders and other letter of credit issuers from time to time party thereto, as amended pursuant to that certain Amendment No. 1 to Revolving Credit Agreement, dated as of May 23, 2025 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement” or “Revolving Credit Facility,” as applicable), (ii) $7,549 million of existing senior notes, including the Notes offered hereby, and (iii) $37.4 million of indebtedness incurred by our subsidiaries, and we would have been able to incur an additional approximately $1,184 million of indebtedness under the Revolving Credit Facility. See “Capitalization.”
Optional Redemption
2033 Notes
At our option, prior to July 4, 2033 (such date, the “2033 Notes par call date”), we may redeem some or all of the Notes, at any time and from time to time, at a redemption price equal to the greater of:
•
100% of the principal amount of the 2033 Notes redeemed, or

•
the Canada Yield Price (as defined herein).

On or after the 2033 Notes par call date, we may redeem some or all of the 2033 Notes, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 Notes to be redeemed.
In each case, we will pay the accrued and unpaid interest to, but excluding, the redemption date on the principal amount of 2033 Notes to be redeemed.
2036 Notes
At our option, prior to June 4, 2036 (such date, the “2036 Notes par call date”), we may redeem some or all of the Notes, at any time and from time to time, at a redemption price equal to the greater of:
•
100% of the principal amount of the 2036 Notes redeemed, or

•
the Canada Yield Price (as defined herein).

On or after the 2036 Notes par call date, we may redeem some or all of the 2036 Notes, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 Notes to be redeemed.
In each case, we will pay the accrued and unpaid interest to, but excluding, the redemption date on the principal amount of 2036 Notes to be redeemed.
For additional information, including the definition of “Canada Yield Price,” see “Description of Notes — Optional Redemption” in this prospectus supplement.
Additional Amounts; Tax Redemption
All payments in respect of the Notes will be made without withholding or deduction for any taxes or other governmental charges imposed or levied by or on behalf of any taxing authority in Canada or certain other relevant jurisdictions, except to the extent required by law. If withholding or deduction is required by law, subject to certain exceptions, we will pay additional amounts so that the net amount you receive is no less than what you would have received in the absence of such withholding or deduction. If certain changes in law become effective that would require us to make additional payments with respect to taxes withheld from payments on the Notes of a series, we may redeem the Notes of such series in whole, but not in part, at any time upon giving prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Change of Control Triggering
Event
If a change of control triggering event occurs, except to the extent we have exercised our right to redeem a series of the Notes, we will be required to make an offer to purchase the Notes for cash at a purchase price equal to 101% of the principal amount of such series of Notes, plus accrued and unpaid interest, if any, to, but excluding, the purchase date. See “Description of Notes — Change of Control Triggering Event” in this prospectus supplement.
Covenants
The indenture governing the Notes will provide for certain limitations on our ability and the ability of certain of our subsidiaries to (1) create liens on the capital stock or indebtedness of any subsidiary or certain property, (2) enter into sale and leaseback transactions and (3) merge, amalgamate, consolidate or transfer all or substantially all of our assets.
Use of Proceeds
We estimate that the net proceeds of this offering will be approximately C$691.9 million, after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds of this offering, together with cash on hand, to repay a portion of the CAD-denominated borrowings outstanding under the Revolving Credit Facility. See “Use of Proceeds” in this prospectus supplement.
Conflicts of Interest
Certain affiliates of the underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of a portion of the CAD-denominated borrowings outstanding under the Revolving Credit Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the securities will be rated investment grade.
Trustee
U.S. Bank Trust Company, National Association.
Paying Agent, Registrar, Transfer Agent and Authenticating
Agent
Computershare Trust Company of Canada
Book-Entry
The Notes will be issued in fully-registered, book-entry form. One or more global notes will be deposited with CDS and registered in the name of CDS & Co., as nominee of CDS Clearing and Depository Services Inc. See “Description of Notes — Book-Entry Procedures.”

Risk Factors
You should carefully consider the information under “Risk Factors” beginning on page S-9 of this prospectus supplement, as well as the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent filings under the Exchange Act, before deciding to invest in any series of Notes.

SUMMARY FINANCIAL DATA
The following table sets forth our summary historical financial data as of and for the periods indicated. The summary historical and financial data were derived from the audited and unaudited historical financial statements that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.
You should read this summary financial data in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2025, and our Quarterly Report on Form 10-Q for the six months ended June 30, 2026, as well as our historical financial statements and accompanying notes included therein, which are incorporated by reference in this prospectus supplement.
	Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2025	2024	2023
	(unaudited)		(audited)
	(in thousands of U.S. dollars)
STATEMENT OF OPERATIONS DATA:
Revenues	$4,932,239	$4,635,231	$9,466,915	$8,919,591	$8,021,951
Operating expenses:
Cost of operations	2,840,317	2,684,299	5,455,382	5,191,706	4,744,513
Selling, general and administrative	511,612	493,100	959,544	883,445	799,119
Depreciation	545,762	499,728	1,030,565	974,001	845,638
Amortization of intangibles	94,864	97,878	201,541	189,768	157,573
Impairments and other operating items	138,050	10,471	109,709	613,012	238,796
Operating income	801,634	849,755	1,710,174	1,067,659	1,236,312
Interest expense	(178,922)	(163,626)	(334,551)	(326,804)	(274,642)
Interest income	7,239	4,084	12,139	11,607	9,350
Other income (expense), net	37,337	11,922	30,154	10,471	12,481
Income before income tax provision	667,288	702,135	1,417,916	762,933	983,501
Income tax provision	(151,546)	(170,348)	(341,359)	(146,363)	(220,675)
Net income	515,742	531,787	1,076,557	616,570	762,826
Plus (less): Net loss (income) attributable to noncontrolling interests	—	—	—	1,003	(26)
Net income attributable to Waste Connections	$515,742	$531,787	$1,076,557	$617,573	$762,800
	As of June 30,		As of December 31,
	2026	2025	2025	2024	2023
	(unaudited)		(audited)
	(in thousands of U.S. dollars)
BALANCE SHEET DATA:
Cash and equivalents	$98,180	$110,166	$45,968	$62,366	$78,399
Working capital surplus (deficit)	(728,982)	(651,460)	(812,698)	(651,922)	(546,147)
Property and equipment, net	8,965,023	8,380,628	8,733,327	8,035,929	7,228,331
Total assets	21,399,452	20,678,610	21,129,363	19,817,809	17,915,876
Long-term debt and notes payable	9,283,810	8,337,178	8,811,104	8,072,928	6,724,771
Total equity	7,921,218	8,353,657	8,245,381	7,860,354	7,697,781

	Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2025	2024	2023
	(unaudited)
	(in thousands of U.S. dollars)
OTHER FINANCIAL DATA:
Adjusted EBITDA(a)	$1,609,608	$1,498,627	$3,124,555	$2,901,865	$2,522,956

(a)
For the definition of the non-GAAP financial measure of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measure calculated in accordance with GAAP, see “— Non-GAAP Measures” below.

Non-GAAP Measures
Adjusted EBITDA
We present Adjusted EBITDA, a non-GAAP financial measure, supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. Management uses Adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of our operations. We define Adjusted EBITDA as net income attributable to the Company, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income. We further adjust this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of our business.
This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate Adjusted EBITDA differently. Our Adjusted EBITDA for the six months ended June 30, 2026 and 2025 and for the years ended December 31, 2025, 2024 and 2023 are calculated as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2025	2024	2023
	(in thousands of U.S. dollars)
Net income attributable to Waste Connections	$515,742	$531,787	$1,076,557	$617,573	$762,800
Plus (less): Net income (loss) attributable to noncontrolling interests	—	—	—	(1,003)	26
Plus: Income tax provision	151,546	170,348	341,359	146,363	220,675
Plus: Interest expense	178,922	163,626	334,551	326,804	274,642
Less: Interest income	(7,239)	(4,084)	(12,139)	(11,607)	(9,350)
Plus: Depreciation and amortization	640,626	597,606	1,232,106	1,163,769	1,003,211
Plus: Closure and post-closure accretion	20,619	23,816	47,955	29,774	19,605
Plus: Impairments and other operating items	138,050	10,471	109,709	613,012	238,796
Plus (less): Other expense (income), net	(37,337)	(11,922)	(30,154)	(10,471)	(12,481)
Adjustments:
Plus: Transaction-related expenses(1)	9,948	15,943	24,178	26,059	10,653
Plus (less): Fair value changes to certain equity awards(2)	(1,269)	1,036	433	1,592	(1,726)
Plus: Executive separation costs(3)	—	—	—	—	16,105
Adjusted EBITDA	$1,609,608	$1,498,627	$3,124,555	$2,901,865	$2,522,956
Adjusted EBITDA as a % of Revenues	32.6%	32.3%	33.0%	32.5%	31.5%

(1)
Reflects the addback of acquisition-related transaction costs.

(2)
Reflects fair value accounting changes associated with certain equity awards.

(3)
Reflects the cash and non-cash components of severance expense associated with an executive departure.

RISK FACTORS
An investment in the Notes is subject to risk. Before you decide to invest in the Notes, you should carefully consider the risk factors described below as well as those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent filings under the Exchange Act. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.
We have substantial indebtedness, which may limit our financial flexibility.
As of June 30, 2026, after giving effect to this offering and the application of the net proceeds as described in “Use of Proceeds” in this prospectus supplement, our total debt would have been $9,364 million, and we would have been able to incur an additional approximately $1,184 million of indebtedness under the Revolving Credit Facility. This amount of indebtedness and our debt service requirements may limit our financial flexibility to access additional capital and make capital expenditures and other investments in our business, to withstand economic downturns and interest rate increases, to plan for or react to changes in our business and our industry, and to comply with the financial and other covenants of our existing debt instruments. Further, our ability to comply with these financial and other covenants may be affected by changes in economic or business conditions or other events that are beyond our control. If we do not comply with these covenants, we may be required to take actions such as reducing or delaying capital expenditures, reducing or eliminating dividends or share repurchases, selling assets, restructuring or refinancing all or part of our existing debt, or seeking additional equity capital.
We may be able to incur substantially more debt, which could exacerbate the risks associated with our indebtedness.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The Notes and the terms of our Revolving Credit Facility do not prohibit us from incurring significant additional indebtedness in the future, subject to certain financial covenants, including limitations on the incurrence of indebtedness by us and our subsidiaries set forth in our Revolving Credit Facility.
The incurrence of additional debt by us may have important consequences for noteholders, including by making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in market value of the Notes and a risk that the credit rating of the Notes is lowered or withdrawn.
We may not be able to purchase the Notes if we experience a change of control triggering event.
If we experience a change of control triggering event as described in this prospectus supplement, we will be required, subject to certain exceptions, to offer to purchase each holder’s Notes for cash at a price equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the purchase date. If such a change of control triggering event occurs, we may not have sufficient financial resources to purchase all of the Notes that holders tender to us in connection with a change of control offer. Our Revolving Credit Facility also provides that a change of control will be an event of default that allows the lenders to accelerate the maturity of borrowings thereunder. Any future debt agreements may contain similar provisions. Our failure to purchase the Notes tendered to us as required under the indenture governing the Notes would be a default, which could have material adverse consequences for us. See “Description of Notes — Change of Control Triggering Event” in this prospectus supplement.
The Notes are unsecured and will be effectively subordinated to any future secured indebtedness that we incur to the extent of the collateral securing such obligations.
The Notes are unsecured and will be effectively subordinated to all of our secured obligations from time to time outstanding to the extent of the collateral securing such obligations. As of June 30, 2026, Waste Connections, Inc. did not have any secured debt outstanding. In addition to specified permitted liens, the indenture governing the Notes will generally allow us to secure indebtedness with liens in an amount up to 15% of our Consolidated Tangible Assets (as defined in the indenture governing the Notes).

The covenants in the indenture governing the Notes are limited and these limited covenants may not protect your investment.
The indenture governing the Notes does not and will not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, may not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•
limit our subsidiaries’ ability to incur indebtedness that would structurally rank senior to the Notes;

•
limit our ability to incur indebtedness that is equal in right of payment to the Notes; or

•
restrict our ability to make investments or to pay distributions or make other payments in respect of our common shares or other securities ranking junior to the Notes.

The indenture also will permit us and our subsidiaries to incur additional indebtedness, including (subject to certain limitations) secured indebtedness, that could effectively rank senior to the Notes, and to engage in leaseback arrangements, subject to certain limitations. Any of these actions could adversely affect our ability to make principal and interest payments on the Notes.
We conduct a substantial portion of our operations through our subsidiaries.
Our cash flow and our ability to service debt, including the Notes, depends substantially on the distribution of earnings, loans or other payments made by our subsidiaries to us. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the Notes would be substantially impaired.
Our subsidiaries will not guarantee the Notes and your right to receive payment (with respect to our subsidiaries) on the Notes will be structurally subordinated to the liabilities of our subsidiaries. Consequently, assets of our subsidiaries may not be available to make payments on the Notes.
None of our subsidiaries will guarantee, or be required to guarantee, the Notes. Payments on the Notes will only be required to be made by us and not our subsidiaries. Further, many of our subsidiaries have other creditors. Accordingly, you cannot rely on our subsidiaries to make any payments on the Notes directly to you or to make sufficient distributions to us to enable us to satisfy our obligations to you under the Notes. Creditors of our subsidiaries (including trade creditors) generally will be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, the Notes will be structurally subordinated to the prior payment of all of the debts (including trade payables) of our subsidiaries. If any or all of our subsidiaries become the subject of a bankruptcy, liquidation or reorganization, the creditors of such subsidiary or subsidiaries, including debt holders, must be paid in full out of such subsidiary’s or subsidiaries’ assets before any monies may be distributed to us as the holder of the equity in the subsidiary or subsidiaries. As of June 30, 2026, our subsidiaries had approximately $37.4 million of indebtedness, accrued liabilities and other obligations. The indenture governing the Notes does not limit our subsidiaries’ ability to incur or guarantee additional indebtedness.
Holders of the Notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to CAD.
Investors will have to pay for the Notes in CAD. Principal and interest payments on the Notes are payable by us in CAD. An investment in the Notes that are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:
•
significant changes in rates of exchange between the home currency and CAD;

•
the imposition or modification of foreign exchange controls with respect to CAD or the home currency; and

•
tax consequences for you as a result of any foreign currency exchange gains resulting from an investment in the Notes.

We have no control over a number of factors affecting the Notes, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including CAD, have been volatile, and this volatility may be expected to continue in the future.
Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the respective term of each series of Notes. Depreciation of CAD against the home currency could result in a decrease in the effective yield of the respective series of Notes below the applicable coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.
Canada may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of CAD at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the Notes.
Depreciation of the Canadian dollar against the U.S. dollar could cause a decrease in the effective yield of the respective series of Notes below their stated coupon rates and could result in a loss to U.S. investors on a U.S. dollar basis. Investing in the Notes by U.S. investors may have significant U.S. federal income and other tax consequences with respect to exchange gain or loss. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.
The Notes will be governed by the laws of the State of New York. U.S. federal or state courts rendering a judgment on the Notes may be unable to enter judgment in any currency except in U.S. dollars. Accordingly, in a lawsuit for payment on the Notes, investors may bear currency exchange risk, which could be material.
This description of foreign currency risks does not describe all of the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial, tax and legal advisors as to the risks involved in an investment in the Notes.
On July 24, 2026, the daily average CAD/U.S. dollar rate of exchange was C$1/U.S.$0.7096, as published by the Bank of Canada.
Holders of the Notes will receive payments solely in CAD, except under the limited circumstances provided herein.
All payments of interest, premium, if any, and the principal of a series of Notes, any redemption price for a series of Notes, and additional amounts with respect to, a series of Notes will be made in CAD, except under the circumstances described under “Description of Notes — Currency Conversion.” We, the underwriters, the trustee and the paying agent with respect to the Notes will not be obligated to convert, or to assist any registered owner or beneficial owner of Notes in converting, payments of interest, principal, premium, any redemption price or any additional amounts payable with respect to a series of Notes in CAD into U.S. dollars or any other currency.
The Notes permit us to make payments in U.S. dollars if we are unable to obtain CAD.
If CAD is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the applicable Notes will be made in U.S. dollars until CAD is again available to us or so used. The amount payable on any date in CAD will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/CAD exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the indenture governing the Notes.
There can be no assurance that the exchange rate determined as set forth above will be as favorable to holders of Notes as the exchange rate that might otherwise be determined by applicable law or the exchange rate that might have been used had that rate been determined as of a specific date or with reference to a specific publication or other source of exchange rate data. This exchange rate determination, or market perceptions concerning this and related issues, could adversely affect the value of the Notes.
Judgments in a foreign currency could result in a substantial loss to you.
The indenture governing the Notes and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than U.S. dollars. It is not clear, however, whether in granting any judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered, the date when the obligation is actually paid (as several states of the United States have adopted the Uniform Foreign Money Claims Act, which endorses the “payment date” rule) or some other date.
Under the New York judiciary law, an action based upon an obligation denominated in CAD will be rendered in CAD. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree. The exchange rate on the date of judgment could be more or less favorable than the exchange rate on the date the judgment is paid. There will be no provision for any further payments if exchange rates continue to change after the judgment is rendered.
Your ability to transfer the Notes of a series may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes of such series.
The Notes are new issues of securities with no established trading markets. We do not intend to list the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in the Notes of each series, as permitted by applicable laws and regulations. The underwriters, however, are not obligated to make a market in the Notes of a series and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that any active market for the Notes will develop or, if developed, that such a market will continue. In addition, subsequent to their initial issuance, the Notes of a series may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.
You might have difficulty enforcing judgements against us and certain of our officers and directors.
We are incorporated under the laws of Ontario, Canada. Certain of our officers and directors and Bennett Jones LLP, our Canadian counsel that will be passing upon certain Canadian legal matters with respect to the Notes, reside principally in Canada or otherwise outside the United States. Because we and these persons are located outside the United States, it may not be possible for you to effect service of process within the United States on us or them. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in United States courts, because a portion of our and their assets are located outside the United States. We have been advised by Bennett Jones LLP that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on the United States federal securities laws or the securities laws of any state within the United States, including “blue sky” laws, and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based on the civil liability provisions of the United States federal securities laws or any such state securities or “blue sky” laws. Therefore, it may not be possible to enforce those judgments against us and certain of our officers and directors or one of the experts named in this prospectus supplement.
Interest paid on the Notes may be treated as U.S. source interest, in which case, 30% U.S. withholding tax may apply unless a non-U.S. holder qualifies for an exemption from such withholding tax.
A portion of the net proceeds of this offering may directly or indirectly be on-lent by us to a wholly-owned U.S. subsidiary of Waste Connections, Inc. and used in the United States or utilized to repay indebtedness the proceeds of which were so on-lent and used in the United States. As a result, the U.S. Internal Revenue Service (the “IRS”) could argue that there is a potential tax avoidance plan and that interest on the Notes paid to a non-U.S. holder is treated as U.S. source interest, which is subject to withholding tax at a rate of 30% (or a lower treaty rate) unless the non-U.S. holder qualifies for an applicable exemption. We will not be required to pay any additional amounts with respect to amounts so withheld. See “Certain U.S. Federal Income Tax Considerations — Possible Alternative Tax Treatment of the Notes” and “Certain U.S. Federal Income Tax Considerations — Foreign Account Tax Compliance” for a discussion of these potential U.S. federal income tax consequences and of certain related acknowledgements, representations and agreements that each holder and beneficial owner of the Notes will be deemed to have made by its purchase and acceptance of the Notes.
Certain bankruptcy, insolvency and other restructuring laws may impair your ability to enforce your rights or remedies under the indenture governing the Notes.
Your ability and the rights of the trustee, who represents the holders of the Notes, to enforce your rights or remedies under the indenture governing the Notes may be significantly impaired by the provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation and by Canadian federal or provincial receivership laws. For example, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), which we refer to as the “CCAA,” and the Winding-up and Restructuring Act (Canada) contain provisions enabling an insolvent debtor to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal, a plan of arrangement and reorganization or compromise for consideration by all or some of its creditors, to be voted on by the various classes of creditors affected thereby. Such a restructuring proposal or arrangement and reorganization, if accepted by the requisite majority of each class of affected creditors and if approved by the relevant Canadian court, would be binding on all creditors of the debtor within the affected classes. Moreover, certain provisions of the relevant Canadian insolvency legislation permit an insolvent debtor to retain possession and administration of its property in certain circumstances, subject to court oversight, even though such debtor may be in default in respect of certain of its obligations during the period that the stay of proceedings remains in place.
The powers of the court under Canadian bankruptcy, insolvency and restructuring legislation and Canadian federal and provincial receivership laws, and particularly under the CCAA, are exercised broadly to protect a debtor and its estate from actions taken by creditors and others. We cannot predict whether payments under the Notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when you or the trustee could exercise your rights under the indenture governing the Notes or whether, and to what extent, the holders of the Notes would be compensated for any delays in payment of principal, interest and costs, including fees and disbursements of the trustee. Accordingly, if we were to become subject to such proceedings, we may cease making payments on the Notes and you and the trustee may not be able to exercise your rights under the indenture governing the Notes following commencement of or during such proceedings without leave of the court.
The approval threshold requirements provided in the indenture governing the Notes for the modification of certain rights of the holders of Notes may be disregarded in a restructuring of our debt under applicable law or the order or decree of a court having jurisdiction. In an insolvency or bankruptcy or similar proceeding, the applicable insolvency statute will establish the approval threshold. Insolvency statutes generally require the consent of at least two-thirds of the value and majority in number of each of the classes of claims to be affected by, and voting on, the debt restructuring. For purposes of any such vote, claims with respect to the Notes would typically not vote as their own class but would instead vote as a single class with the holders of all other unsecured claims affected by the restructuring. These approval threshold requirements may also be disregarded in a restructuring by way of a court approved arrangement under a Canadian corporate statute. Some of these corporate debt restructurings have been court approved with only the required consent of debt holders representing at least two-thirds of the principal amount of the affected debt (voting by class or, in some cases, voting together with other classes of debt) voted in respect of the debt restructuring, notwithstanding a higher approval threshold requirement in the documentation evidencing the affected debt. Stays of proceedings have also been granted in connection with these corporate debt restructurings.

USE OF PROCEEDS
We estimate that the net proceeds of this offering will be approximately C$691.9 million, after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds of this offering, together with cash on hand, to repay a portion of the CAD-denominated borrowings outstanding under the Revolving Credit Facility.
As of June 30, 2026, we had approximately $2,275.0 million in borrowings outstanding under the Revolving Credit Facility, exclusive of outstanding standby letters of credit of approximately $37.7 million, with such borrowings bearing interest ranging from 3.44% to 4.52%. We used the borrowings under the Revolving Credit Facility for general corporate purposes, including acquisitions. Amounts repaid under the Revolving Credit Facility may be re-borrowed from time to time, subject to the terms of the Revolving Credit Agreement, and we intend to do so from time to time for liquidity and general corporate purposes, including to fund future acquisitions. In addition, the Company also had approximately $37.7 million of letters of credit issued and outstanding at June 30, 2026 under the Revolving Credit Facility and approximately $199.0 million of letters of credit issued and outstanding at June 30, 2026 under facilities other than the Revolving Credit Facility.
Affiliates of certain of the underwriters are lenders under our Revolving Credit Facility and, as a result, will indirectly receive a portion of the proceeds of this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2026 on:
•
an actual basis; and

•
an as adjusted basis to reflect the sale of Notes in this offering and the application of the net proceeds therefrom as described in “Use of Proceeds” in this prospectus supplement.

You should read our financial statements and notes thereto that are incorporated by reference into this prospectus supplement and the accompanying base prospectus for additional information about our capital structure.
	As of June 30, 2026
	Actual	As Adjusted
	(in thousands of U.S. dollars)
Cash and equivalents	$98,180	$92,428
Long-term debt and notes payable:
Revolving Credit Agreement(1)	2,274,994	1,778,294
Existing senior notes	7,051,850	7,051,850
Notes offered hereby(2)	—	496,700
Notes payable to sellers and other third parties, finance leases	37,440	37,440
Total long-term debt and notes payable	$9,364,284	$9,364,284
Equity:
Common shares	$2,171,955	$2,171,955
Additional paid-in-capital	389,514	389,514
Accumulated other comprehensive loss	(178,647)	(178,647)
Retained earnings	5,538,396	5,538,396
Total equity	7,921,218	7,921,218
Total capitalization	$17,285,502	$17,285,502

(1)
As of July 23, 2026, the Company had $2,284.0 million outstanding under the Revolving Credit Facility (exclusive of outstanding standby letters of credit of $121.7 million) and $594.3 million of remaining borrowing capacity available under the Revolving Credit Facility. The Company may draw additional proceeds under the Revolving Credit Facility prior to the closing of this offering for general corporate purposes, including to fund future acquisitions.

(2)
The aggregate principal amount of the Notes offered hereby is based on the CAD/U.S. dollar exchange rate of C$1/U.S.$0.7096 as of July 24, 2026.

DESCRIPTION OF NOTES
The following description of the terms of the Notes of each series, which represent new series of, and are referred to in the accompanying base prospectus as, the “debt securities,” supplements, and to the extent inconsistent with, replaces the description of the general terms of the debt securities set forth in the accompanying base prospectus.
We will issue the Notes of each series under the Indenture, dated as of November 16, 2018, between us and U.S. Bank Trust Company, National Association as successor in interest to U.S. Bank National Association, as trustee, as supplemented by the twelfth supplemental indenture, to be dated as of August 4, 2026. In this prospectus supplement we refer to that indenture as so supplemented as the “indenture.” The terms of the Notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
The following description of certain provisions of the Notes and of the indenture is a summary and is subject to, and qualified in its entirety by reference to, the accompanying base prospectus and the indenture. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the accompanying base prospectus or the indenture for the definitions of such terms. References, in this “Description of Notes” section only, to the “Company,” “Waste Connections,” “we,” “us” and “our” refer to Waste Connections, Inc., exclusive of our subsidiaries, unless expressly stated or the context otherwise requires.
General
2033 Notes
The 2033 Notes will:
•
accrue interest at the rate of 4.200% per year;

•
be initially limited to C$300 million aggregate principal amount;

•
be issued in minimum denominations of C$2,000 and integral multiples of C$1,000 in excess thereof; and

•
mature on September 4, 2033.

Interest on the 2033 Notes will:
•
accrue from and including the date of issuance or the most recent interest payment date;

•
be payable in cash semi-annually in arrears on each March 4 and September 4 beginning on March 4, 2027;

•
be payable to the holders of record as of the close of business on February 17 and August 20 immediately preceding the related interest payment dates; and

•
be computed on the basis of a 360-day year consisting of twelve 30-day months; provided that, for an interest period that is not a full semi-annual interest period, interest on the Notes will be computed on the basis of a 365-day year and the actual number of days in such interest period.

2036 Notes
The 2036 Notes will:
•
accrue interest at the rate of 4.550% per year;

•
be initially limited to C$400,000,000 million aggregate principal amount;

•
be issued in minimum denominations of C$2,000 and integral multiples of C$1,000 in excess thereof; and

•
mature on September 4, 2036.

Interest on the 2036 Notes will:
•
accrue from and including the date of issuance or the most recent interest payment date;

•
be payable in cash semi-annually in arrears on each March 4 and September 4 beginning on March 4, 2027;

•
be payable to the holders of record as of the close of business on February 17 and August 20 immediately preceding the related interest payment dates; and

•
be computed on the basis of a 360-day year consisting of twelve 30-day months; provided that, for an interest period that is not a full semi-annual interest period, interest on the Notes will be computed on the basis of a 365-day year and the actual number of days in such interest period.

Solely for the purposes of disclosure under the Interest Act (Canada), whenever interest is to be calculated on the basis of a year of 360 days consisting of twelve 30-day months, the yearly rate of interest to which the rate used in such calculation is equivalent during any particular period is the rate so used multiplied by a fraction of which:
(i)
the numerator is the product of:

(a)
the actual number of days in the calendar year in which such period ends, and

(b)
the sum of (A) the product of (x) 30 and (y) the number of complete months elapsed in the relevant period and (B) the number of days elapsed in any incomplete month in the relevant period; and

(ii)
the denominator is the product of 360 and the actual number of days in the relevant period.

If any principal, premium, interest or additional amount on the Notes is payable on a Saturday, Sunday or any other day when commercial banks are not open for business in Toronto, Ontario, Canada, we will make the payment on such Notes on the next succeeding business day in such location, and no interest will accrue as a result of the delay in payment.
Additional Notes of the same class and series (“Additional Notes”) may be issued in one or more tranches from time to time, without notice to or the consent of the existing holders of the Notes; provided, that if the Additional Notes of a series are not fungible with the Notes of such series for U.S. federal income tax purposes, such Additional Notes of such series will be issued under a separate CUSIP number and ISIN from the Notes of such series. Unless the context requires otherwise, references to “Notes” of a series for all purposes of the indenture and this “Description of Notes” include any Additional Notes of such series that are actually issued.
Each of the 2033 Notes and the 2036 Notes will constitute a separate series of Notes for purposes of the indenture. The Notes will be issued in minimum denominations of C$2,000 and integral multiples of C$1,000 in excess thereof.
The Notes of each series will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be senior to any of our subordinated indebtedness from time to time outstanding and will be junior to our secured indebtedness from time to time outstanding to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries.
Payment of Additional Amounts
All payments made by or on behalf of us under or with respect to the Notes will be made without withholding or deduction for, or on account of, any present or future tax, duty, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter referred to as “Taxes”) imposed or levied by or on behalf of (1) the government of Canada or any province or territory of Canada, (2) any other jurisdiction in which we are organized or otherwise resident for tax purposes or (3) any jurisdiction from or through which payment is made by or on behalf of us, in each case including any political subdivision or any authority or agency therein or thereof having power to tax (each, a “Relevant Taxing Jurisdiction”), unless required by law or the interpretation or administration thereof. If we are obligated to withhold or deduct any amount on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, we will:
(1)
make such withholding or deduction;

(2)
remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

(3)
subject to the limitations below, pay such additional amounts (“Additional Amounts”) as additional interest as may be necessary so that the net amounts received by each holder of Notes, after such withholding or deduction (including any such withholding or deduction on such Additional Amounts), will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted;

(4)
furnish to the trustee and the paying agent for the benefit of the holders and beneficial owners of Notes, within 60 days after the date of the payment or remittance of any Taxes is due pursuant to applicable law, certified copies of an official receipt of the relevant government authority for all amounts deducted or withheld pursuant to applicable law, or if such receipts are not reasonably obtainable, other documentation evidencing the remittance by us of those Taxes; and

(5)
at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the trustee and the paying agent an officer’s certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the trustee or the paying agent may request to enable the paying agent to pay such Additional Amounts to holders of Notes on the payment date.

Notwithstanding the foregoing, no Additional Amounts will be paid with respect to or in respect of a payment made to or in respect of any holder or beneficial owner of the Notes (an “Excluded Holder”):
(i)
with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
for or on account of Canadian withholding Taxes imposed on a payment under or with respect to a Note that is deemed under subsection 214(16) of the Income Tax Act (Canada) (or any similar successor provision or equivalent provision of any provincial or territorial law) to be a dividend;

(iii)
for or on account of Canadian withholding Taxes imposed by reason of the holder or beneficial owner being an entity in respect of which we are a “specified entity” (as defined in subsection 18.4(1) of the Income Tax Act (Canada)) at the time of making such payment;

(iv)
for or on account of any Taxes that are imposed or withheld as a result of the presentation of any Note for payment (where presentation is required) by or on behalf of a holder or beneficial owner who would have been able to avoid such Taxes by presenting the relevant Note to another paying agent;

(v)
which is subject to such Taxes by reason of the holder or the beneficial owner of the Note (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, trust, nominee, partnership, limited liability company or corporation) being a resident, domiciliary or national of, incorporated in, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some present or former connection with the Relevant Taxing Jurisdiction otherwise than solely by the mere acquisition, holding or disposition of the Notes or the receipt of payments or enforcement of rights thereunder;

(vi)
for or on account of any Taxes imposed or deducted or withheld by reason of the failure of the holder or beneficial owner of the Note to complete, execute and deliver to us any reasonable form or document concerning such holder’s or beneficial owner’s nationality, citizenship, residence, identity or connection with the Relevant Taxing Jurisdiction, provided (a) such form or document is required by law (including any applicable tax treaty) or by reason of the interpretation or administration of such law in order to enable us to make payments on the Note without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, and (b) we have provided a timely written request to the holder for such form or document;
(vii)
for or on account of any Taxes imposed or withheld as a result of the presentation of any Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder or beneficial owner (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(viii)
for or on account of any estate, inheritance, gift, sales, transfer, excise, personal property or similar Tax;

(ix)
for or on account of any Tax that is payable otherwise than by withholding from payments under or with respect to the Notes (other than taxes payable pursuant to Regulation 803 of the Income Tax Act (Canada), or any similar successor provision or equivalent provision of any provincial or territorial law);

(x)
if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in income under the laws of the Relevant Taxing Jurisdiction for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, member or beneficial owner been the holder of the Note;

(xi)
for or on account of any Tax imposed or withheld pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (including any amended or successor version), any current or future regulations or official interpretations thereof, any fiscal or regulatory legislation, rules or practices adopted pursuant to an intergovernmental agreement, treaty or convention between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(xii)
for or on account of any Taxes imposed by the United States or any political subdivision thereof;

(xiii)
for or on account of any Taxes imposed or deducted or withheld by reason of the holder or beneficial owner of the Note being a person which is a “reverse hybrid entity” (within the meaning of subsection 18.4(1) of the Income Tax Act (Canada), as proposed to be amended by the draft legislative proposals released on January 29, 2026 and July 23, 2026, as may be further proposed to be amended); or

(xiv)
for or on account of any combination of the exceptions listed in clauses (i) through (xiii) immediately above.

Any reference in the indenture or this “Description of Notes” to the payment of principal, premium, if any, interest, purchase price, redemption price or any other amount payable under or with respect to any Note will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. Our obligation to make payments of Additional Amounts will survive any termination of the indenture or the defeasance of any rights thereunder.
Without duplication of the foregoing, we will indemnify and hold harmless each holder and beneficial owner of Notes (other than an Excluded Holder) and upon written request reimburse each such holder and beneficial owner for the amount of (x) any Taxes imposed by a Relevant Taxing Jurisdiction and paid by such holder or beneficial owner as a result of payments made under or with respect to the Notes and (y) any Taxes levied or imposed and paid by such holder or beneficial owner with respect to any reimbursement under (x) above, but excluding any such Taxes on or computed by reference to such holder’s or beneficial owner’s net income, revenue, profits, or capital.
We will pay any present or future stamp, issue, registration, court or documentary taxes or any other excise, property or similar Taxes that arise in any Relevant Taxing Jurisdiction from the execution, delivery, issuance, registration or enforcement of the Notes, the indenture or any other document or instrument in relation thereto, and we will indemnify the holders and beneficial owners of the Notes for any such amounts (including penalties, interest and other liabilities related thereto) paid by such holders or beneficial owners.
Each holder or beneficial owner of Notes shall cooperate with us, the trustee and the paying agent to provide any information or documentation reasonably requested by us, the trustee or the paying agent in connection with the foregoing and to assist us, the trustee or the paying agent in determining the applicable withholding tax rate and the amount of Additional Amounts or indemnity payments payable in respect thereof.
Currency Conversion
Payments of principal, interest and additional amounts, if any, in respect of the Notes will be payable in CAD. If CAD is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the applicable Notes will be made in U.S. dollars until CAD is again available to us. The amount payable on any date in CAD will be converted into U.S. dollars at a rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest U.S. dollar/CAD exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Notes alternatively made in U.S. dollars will not constitute an event of default under the Notes or the indenture governing the Notes. All determinations referred to above made by us will be at our sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the Notes. Investors will be subject to foreign exchange risks as to payments on the Notes that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.
The Trustee, Paying Agent, Registrar, Transfer Agent, Authenticating Agent and the Note Custodian for the Notes
U.S. Bank Trust Company, National Association will be the trustee with respect to the Notes. Computershare Trust Company of Canada will initially act as paying agent, transfer agent, authenticating agent and registrar for the Notes, acting through its corporate trust office currently located at 14th Floor, 320 Bay Street, Toronto, Ontario M5H 4A6. U.S. Bank Trust Company, National Association will not act as Note Custodian for the Notes. We may change the paying agent, transfer agent, authenticating agent and registrar with respect to a series of Notes in accordance with the terms of the indenture governing the Notes and the agreement pursuant to which Computershare Trust Company of Canada will be appointed to this role.
Optional Redemption
Optional Redemption of the Notes
2033 Notes
Prior to July 4, 2033 (two months prior to their maturity date) (the “2033 Notes Par Call Date”), the Company may redeem the 2033 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
the Canada Yield Price, and

(2)
100% of the principal amount of the 2033 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the 2033 Notes Par Call Date, the Company may redeem the 2033 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

2036 Notes
Prior to June 4, 2036 (three months prior to their maturity date) (the “2036 Notes Par Call Date,” and each of the 2033 Notes Par Call Date and 2036 Notes Par Call Date, a “Par Call Date”), the Company may redeem the 2036 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
the Canada Yield Price, and

(2)
100% of the principal amount of the 2036 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the 2036 Notes Par Call Date, the Company may redeem the 2036 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
“Canada Yield Price” means, in respect of any Notes of a series being redeemed, the price, in respect of the principal amount of such Notes, calculated by us as of the third business day prior to the day notice of redemption is given in respect of such Notes, equal to the sum of the present values of the remaining scheduled payments of interest (not including any portion of the payments of interest accrued as of the date of redemption) and principal on the Notes to be redeemed from the redemption date to the relevant Par Call Date using as a discount rate the sum of the Government of Canada Yield on such business day plus 21 basis points with respect to the 2033 Notes and 25.5 basis points with respect to the 2036 Notes.
“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two investment dealers in Canada selected by us, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term to the 2033 Par Call Date or 2036 Par Call Date, as applicable.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.
In the case of a partial redemption of a series of Notes, selection of the Notes for redemption will be made pro rata, by lot or by such other method as CDS in its sole discretion (in the case of Global Securities) or the Trustee (based solely on information provided to it by the Registrar) (in the case of Notes in certificated form) deems appropriate and fair. No Notes of a principal amount of C$2,000 or less will be redeemed in part. If any Note of a series of Notes is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes of a series are held by CDS (or another depositary), the redemption of the Notes of that series shall be done in accordance with the policies and procedures of the depositary.
Unless the Company defaults in payment of the redemption price, on and after the redemption date for a series of Notes, interest will cease to accrue on the Notes of such series or portions thereof called for redemption.
Notice of any redemption of Notes of a series may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Company or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.
The Company shall notify holders of any such rescission as soon as practicable after the Company determines that such conditions precedent will not be able to be satisfied or the Company is not able or willing to waive such conditions precedent, in each case subject to applicable procedures of CDS. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price as set forth above under this section entitled “— Optional Redemption.”
Redemption for Changes in Tax Laws
If we become, or will become, obligated to pay, on the next date on which any amount may be payable with respect to the Notes of a series, any Additional Amounts with respect to the Notes of such series as a result of a change in, or amendment to, the laws or treaties (or regulations, protocols or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction or a change in, or amendment to, any official position or the introduction of an official position regarding the application, administration or interpretation thereof (including a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which has not been publicly announced before and which becomes effective on or after the issue date of the Notes and such Additional Amounts cannot (as certified in an officer’s certificate to the trustee and the paying agent) be avoided by the use of reasonable measures available to us (provided that changing the jurisdiction of the Company is not a reasonable measure for purposes of this section), then we may, at our option, redeem the Notes of such series then outstanding, in whole but not in part, at any time upon not less than 15 nor more than 60 days’ notice (such notice to be provided not more than 90 days before the next date on which we would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Notice of our intent to redeem the Notes of a series shall not be effective until such time as we deliver to the trustee and the paying agent (1) an officer’s certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred and (2) an opinion of independent legal counsel stating that we are or will become obligated to pay any Additional Amounts because of an amendment to or change in law or regulation or position as described in this paragraph.
Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event with respect to a series of Notes, unless we have exercised our right to redeem the Notes of such series as described under “— Optional Redemption” in this prospectus supplement, each holder of the Notes of such series will have the right to require us to purchase all or a portion (equal to C$2,000 or an integral multiple of C$1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of a series of Notes on the relevant record date to receive interest due on the relevant interest payment date.
Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to a series of Notes or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first-class mail (or by electronic transmission or otherwise in accordance with the applicable procedures of the depositary), a notice to each holder of the Notes of the applicable series, with a copy to the trustee and the paying agent, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will, to the extent lawful: (1) accept or cause a third party to accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (2) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and (3) deliver or cause to be delivered to the paying agent the Notes accepted together with an officer’s certificate stating the aggregate principal amount of Notes being purchased.
We will not be required to make a Change of Control Offer with respect to a series of Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the Notes of such series properly tendered and not withdrawn under its offer.
We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes of a series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes of a series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes of such series by virtue of any such conflict.
For purposes of the foregoing discussion of a Change of Control Offer, the following definitions apply:
“Change of Control” means the occurrence of any of the following after the date of issuance of a series of Notes:
(a)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Waste Connections, Inc. and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Waste Connections, Inc. or one of its Subsidiaries;

(b)
the consummation of any transaction (including any merger, amalgamation or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of Waste Connections, Inc. or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;

(c)
we consolidate with, or merge or amalgamate with or into, any Person, or any Person consolidates with, amalgamates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving or resulting Person immediately after giving effect to such transaction;

(d)
during any period of twelve (12) consecutive calendar months, individuals who were members of our Board of Directors on the first day of such period cease to constitute a majority of our Board of Directors unless such new directors were approved by a majority of the directors who were directors on the first day of such period; or
(e)
the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the Notes of the applicable series cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (1) the first public announcement by us of any Change of Control (or pending Change of Control) and (2) such Change of Control and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for a series of Notes at the commencement of any Trigger Period, the Notes of such series will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated. The trustee shall not have any obligation to monitor the occurrence or dates of any Change of Control Triggering Event and may rely conclusively on such Officer’s Certificate related to such Change of Control Triggering Event. The trustee shall not have any obligation to notify the holders of the occurrence or dates of any Change of Control Triggering Event.
“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.
“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to rate a series of Notes or fails to make a rating of a series of Notes publicly available for reasons outside our control, we may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency with respect to such series of Notes and we shall give notice of such appointment to the trustee and the paying agent.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.
“Voting Stock” of any Person as of any date means the capital stock or share capital of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Waste Connections, Inc. and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to purchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Waste Connections, Inc. and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Consolidation, Merger, Amalgamation and Sale of Assets
We will not, in a single transaction or through a series of related transactions, consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) if such transaction or series of transactions, in the aggregate, would result in a conveyance, transfer or lease of all or substantially all of the properties and assets of us and our Restricted Subsidiaries on a consolidated basis to any successor person, unless:
•
we are the surviving corporation or the successor person (if other than Waste Connections, Inc.) is a corporation organized and validly existing under the laws of Canada or any province or territory thereof or any U.S. domestic jurisdiction and assumes by supplemental indenture our obligations under the Notes and the indenture; and

•
immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

Notwithstanding the above, any of our Subsidiaries may consolidate with, merge or amalgamate with or into, or transfer or lease all or part of its properties or assets to us or any of our wholly-owned Subsidiaries.
Events of Default
The provisions regarding events of default in the accompanying base prospectus will apply to the Notes.
Defeasance and Covenant Defeasance
The provisions regarding legal defeasance and covenant defeasance in the accompanying base prospectus will apply to the Notes.
Limitation on Liens
We and our Restricted Subsidiaries will create, issue, incur or assume Indebtedness secured by a lien upon a Principal Property only if the outstanding Notes are secured equally and ratably with or prior to the Indebtedness secured by that lien. This covenant has exceptions that permit:
(a)
liens on the property or assets existing at the time of acquisition which secure obligations assumed by us or any of our Restricted Subsidiaries;

(b)
conditional sales agreements with respect to any property or assets acquired by us or a Restricted Subsidiary;

(c)
liens on the property, assets or stock of an entity at the time the entity is merged or amalgamated with or into or consolidated with us or a Restricted Subsidiary or at the time the entity becomes a Restricted Subsidiary;

(d)
liens on the property, assets or stock of any successor entity that becomes the Company in accordance with the covenant set forth under the heading “— Consolidation, Merger, Amalgamation and Sale of Assets”;

(e)
liens on assets:

•
existing at the time of, or created within 360 days after, the acquisition of the assets, or

•
securing Indebtedness incurred to finance all or part of the purchase price of the assets or the cost of constructing, improving, developing or expanding the assets that was incurred before, at the time of, or created within 360 days after, the later of the completion of construction, improvement, development or expansion or the commencement of commercial operation of the assets;

(f)
intercompany liens;

(g)
mechanics’, materialmen’s and like liens (including those relating to construction, repair and storage) incurred in the ordinary course of business;

(h)
liens arising by deposits or security given to governmental agencies required in order to do business with the government;

(i)
liens for taxes, assessments or governmental charges not yet delinquent or being contested in good faith;

(j)
liens in connection with legal proceedings so long as the proceeding is being contested in good faith or execution thereon is stayed;

(k)
landlord’s liens on fixtures located on property leased by us or Restricted Subsidiaries in the ordinary course of business;

(l)
liens in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property;

(m)
liens incurred in connection with pollution control, sewage or solid waste disposal industrial revenue or similar financings;

(n)
liens arising in connection with the sale of accounts receivable; and

(o)
any extensions, substitutions, replacements or renewals of the above-described liens or any Indebtedness secured by these liens if the lien is limited to the property (plus any improvements) secured by the original lien and the principal amount of such refinancing Indebtedness secured by such lien does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing.

In addition, without securing the Notes as described above, we and our Restricted Subsidiaries may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Debt outstanding, does not exceed 15% of Consolidated Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt in connection with which we have purchased property or retired or defeased Indebtedness as described in clause (b) below under the heading “— Limitation on Sale/Leaseback Transactions.”
Limitation on Sale/Leaseback Transactions
We and our Restricted Subsidiaries will not enter into a Sale/Leaseback Transaction unless at least one of the following applies:
(a)
we or that Restricted Subsidiary could incur Indebtedness in a principal amount equal to the Attributable Debt for that Sale/Leaseback Transaction and, without violating specified provisions of the “Limitation on Liens” covenant, could secure that Indebtedness by a lien on the property to be leased without equally and ratably securing the Notes;

(b)
within 180 days after the effective date of any Sale/Leaseback Transaction, we will apply an amount equal to the fair value (as determined by our Board of Directors) of the property to be leased to the redemption or retirement of the Notes and/or any other series of debentures, notes or other debt instruments issued under the indenture or to payment or other retirement of other Indebtedness of the Company that ranks senior to or pari passu with the foregoing Indebtedness issued under the indenture or Indebtedness incurred by a Restricted Subsidiary; or

(c)
within 180 days after entering into the Sale/Leaseback Transaction, we have entered into a commitment to expend for the acquisition or capital improvement of a Principal Property an amount equal to the fair value (as determined by our Board of Directors) of the property to be leased.

Notwithstanding the foregoing, we and our Restricted Subsidiaries may effect a Sale/Leaseback Transaction that is not allowable under the foregoing clauses if at the time of the applicable Sale/Leaseback Transaction the Attributable Debt associated with such Sale/Leaseback Transaction, together with all other Attributable Debt outstanding and the aggregate principal amount of indebtedness secured by liens on Principal Property that the “Limitation on Liens” covenant would otherwise restrict, do not exceed 15% of Consolidated Tangible Assets. When calculating this total principal amount, we exclude from the calculation (i) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with any refinancing and (ii) any Attributable Debt in connection with which we have purchased property or retired or defeased Indebtedness as described in clause (b) above.
For purposes of the covenants set forth under the headings “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions,” the following definitions apply:
“Attributable Debt” means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction or, if the lease rate is not known to the Company, the weighted average interest rate of all series of securities outstanding at the time under the indenture compounded semi-annually. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.
“Consolidated Tangible Assets” means the total amount of assets of Waste Connections, Inc. and its consolidated subsidiaries less the value of all intangible assets. We will calculate Consolidated Tangible Assets based on our most recent quarterly balance sheet.
“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.
“Indebtedness” means (a) all obligations for borrowed money or on which interest charges are customarily paid, all as shown on the balance sheet of the indebted party, (b) all items that would be included as liabilities on a balance sheet in accordance with GAAP as of the date at which Indebtedness is to be determined, and (c) all indebtedness secured by a security interest in property owned or being purchased by the indebted party and all guarantees of Indebtedness.
“Principal Property” means any (i) waste processing, waste disposal or resource recovery plant or similar facility, together with fixtures thereon and the land underlying such facility (including any improvements thereon) and (ii) the Company’s corporate headquarters, together with fixtures thereon and the land underlying such building or buildings (including any improvements thereon), in each case, located within the United States or Canada and owned by or leased to us or any Restricted Subsidiary except (a) any such land, land improvements or fixtures (x) owned or leased jointly or in common with one or more persons other than us and any Restricted Subsidiaries in which our and our Restricted Subsidiaries’ interest does not exceed 50%, or (y) which our Board of Directors determines is not material in importance to our total business or (b) any portion of such land, land improvements or fixtures that our Board of Directors determines in good faith not to be of material importance to the use or operation thereof.
“Restricted Subsidiary” means any Subsidiary of the Company (other than any Subsidiary of which the Company owns less than all of the outstanding Voting Stock) (a) principally engaged in, or whose principal assets consist of property used by us or any Restricted Subsidiary in, the storage, collection, transfer, interim processing, disposal or recycling of waste within the United States or Canada or (b) which we designate as a Restricted Subsidiary in an officer’s certificate delivered to the trustee.
“Sale/Leaseback Transaction” means any arrangement with any Person under which we or our Restricted Subsidiaries lease any Principal Property that we or such Restricted Subsidiary has sold or transferred or will sell or transfer to that Person. This term excludes the following:
•
temporary leases for a term of not more than three years; and

•
intercompany leases.

Book-Entry Procedures
The Notes of each series will be issued as fully-registered, book-entry global securities (which we sometimes refer to as “global securities” or “global notes”) which will be deposited with, or on behalf of, CDS and registered, at the request of CDS, in the name of CDS & Co. The Notes will settle in immediately available funds through CDS. You may hold interests in a global security through organizations that participate, directly or indirectly, in the CDS system.
For as long as the Notes of a series are maintained in book-entry form at CDS, CDS or its nominee will be the registered holder of the Notes of such series for all purposes and all payments on the Notes of such series will be made to CDS and payments to beneficial owners of Notes of such series will be made in accordance with CDS’ procedures and the procedures of its participants. Consequently, you will need to look to CDS and its participants through which you own your interest in the Notes of such series for any payment or to exercise any rights in respect of the Notes of such series. We, the Trustee and the paying agent, registrar, transfer agent and authenticating agent have no responsibility for the actions of CDS or its participants, and your ability to receive payments or exercise any rights in respect of the Notes of such series will be subject to their procedures.
CDS is Canada’s national securities depository, clearing and settlement hub, supporting Canada’s equity, fixed income and money markets. Functioning as a service utility for the Canadian financial community, CDS provides a wide variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include certain of the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests in notes in CDS, including cash distributions, may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS is headquartered in Toronto and has offices in Montreal, Vancouver and Calgary. CDS is a subsidiary of The Canadian Depository for Securities Limited, part of TMX Group Limited. It is affiliated with CDS Inc., which provides services to the Canadian Securities Administrators, and CDS Innovations Inc., a commercial marketer of CDS information products such as CDS Bulletins and entitlements information.
You may elect to hold interests in the Notes of a series outside Canada through Clearstream Banking, S.A., or “Clearstream,” and Euroclear Bank SA/NV, as operator of the Euroclear System, or “Euroclear,” if you are a participant in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through securities accounts in Clearstream’s and Euroclear’s names on the books of their respective sub-custodians. The interests are ultimately held through a CDS participant that acts as sub-custodian for Euroclear or Clearstream, as applicable.
Cross market transfers between persons holding directly or indirectly through CDS participants, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in CDS in accordance with CDS rules; however, such cross market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to CDS directly or through its Canadian sub-custodian to take action to effect final settlement on its behalf by delivering or receiving notes in CDS, and making or receiving payment in accordance with normal procedures for settlement in CDS. Clearstream participants and Euroclear participants may not deliver instructions directly to CDS or the Canadian subcustodians.
Because of time zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a CDS participant may be made during subsequent securities settlement processing and dated the business day following the CDS settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream participants or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of a series of Notes by or through a Clearstream participant or a Euroclear participant to a CDS participant will be received with value on the CDS settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in CDS.
Although CDS, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of CDS, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. We will not have any responsibility for the performance by CDS, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.
Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
Distributions of principal and interest with respect to Notes of a series held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by such system’s depositary.
The information in this section concerning the operations and procedures of CDS, Clearstream and Euroclear has been obtained from sources we believe to be reliable, but neither we nor the underwriters take responsibility for their accuracy. These operations and procedures are solely within the control of CDS, Euroclear and Clearstream, as applicable, and are subject to change by them from time to time. None of Waste Connections, the underwriters, the trustee, or the paying agent, transfer agent, registrar and authenticating agent takes any responsibility for these operations and procedures, and you should contact CDS, Euroclear, Clearstream or their respective participants to discuss these matters.
Form, Denomination and Book-Entry
Each series of Notes, subject to certain exceptions, will be represented by one or more fully-registered global securities held by, or on behalf of, CDS, as custodian of the global securities (for its participants) and registered in the name of CDS & Co., and registrations of interests in and transfers of the Notes of a series will be made only through the book-entry only system of CDS. Except as described below, owners of beneficial interests in Notes of a series will not be entitled to a certificate or other instrument from us or CDS evidencing the purchaser’s ownership thereof, owners of beneficial interests in Notes of a series held through CDS and its participants will not be considered the “holders” of those Notes under the indenture and no such beneficial owner of Notes of a series will be shown on the records maintained by CDS, although we expect that such beneficial interests will be reflected through book-entry accounts of CDS’ direct and indirect participants acting on behalf of such beneficial owners. Each purchaser of Notes of a series represented by a global security is expected to receive a customer confirmation of purchase from the underwriter or other registered dealer from which the Notes of such series are purchased in accordance with the practices and procedures of the selling underwriter or dealer. The practices of underwriters may vary but, generally, customer confirmations are issued promptly after the execution of a customer order. CDS will be responsible for establishing and maintaining book-entry accounts for its direct participants having interests in global securities, and CDS’ direct and indirect participants will be responsible for maintaining book-entry accounts for beneficial owners holding interests in the global securities. Sales of interests in a global security can only be completed through participants in the book-entry only depositary service of CDS.
Neither we nor the underwriters, nor the paying agent, transfer agent, registrar and authenticating agent will assume any liability for: (a) any aspect of the records relating to the beneficial ownership of the Notes of a series held by CDS or any of its direct or indirect participants or the payments relating thereto; (b) maintaining, supervising or retaining any records relating to the Notes; or (c) any advice or representation made by, or with respect to, CDS or any action to be taken by CDS or at the direction of its participants.
CDS may discontinue providing its services as securities depository with respect to the Notes of a series at any time by giving reasonable notice to us. If CDS is no longer willing or able to discharge properly its responsibilities as depositary with respect to the Notes of a series, we will use commercially reasonable efforts to locate a qualified successor. However, definitive notes will be issued in exchange for beneficial interests in global notes of a series, registered in the names of persons other than CDS or its nominee, only if (i) CDS’ book-entry only system ceases to exist, (ii) we determine that CDS is no longer willing or able to discharge properly its responsibilities as depository with respect to the Notes of such series and we are unable to locate a qualified successor, (iii) we, at our option, elect to issue definitive notes in lieu of the book-entry system through CDS with respect to all or a portion of the Notes of such series, (iv) required by law or (v) an Event of Default with respect to the Notes of such series has occurred and is continuing. In the event that definitive notes are to be issued as aforesaid, we will promptly execute, and the trustee or an authenticating agent, upon receipt of an order from us for the authentication and delivery of definitive notes, will authenticate and deliver definitive notes in an aggregate principal amount equal to the principal amount of the global securities of such series in exchange for beneficial interests in such global securities in accordance with the instructions, if any, of CDS.
If we issue definitive notes in exchange for global securities of a series as described in the preceding paragraph, such definitive notes shall be issued in denominations of C$2,000 and integral multiples of C$1,000 in excess thereof and each such definitive note will have the same stated maturity and other terms as the global security for which it is exchanged.
The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.
Transfers of Notes
Transfers of beneficial ownership of Notes of a series represented by a global security will be effected only through records maintained by CDS for such global security (with respect to interests of participants) and on the records of its direct and indirect participants (with respect to interests of persons other than participants). Beneficial owners of Notes of a series who are not participants in the book-entry only depositary service of CDS, but who desire to purchase, sell or otherwise transfer ownership of or other interests in a global security of such series, may do so only through participants in the book-entry only depositary service of CDS.
The ability of a beneficial owner of an interest in a Note of a series represented by a global security to pledge such Notes or otherwise take action with respect to such owner’s interest in such Notes represented by a global security (other than through a participant) may be limited due to the lack of possession of a certificate representing physical Notes of such series.

If definitive notes are issued under the limited circumstances described above, registration of transfers or exchanges of certificated Notes of a series may be made by delivery of those certificated Notes, duly endorsed or accompanied by instruments of transfer duly endorsed, by the registered holders thereof, at the office of a registrar for the Notes of such series.
The indenture under which the Notes will be issued provides that we are not required to register the physical transfer of or exchange of (i) Notes during a period beginning at the opening of business 15 days before any selection of a series of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption, (ii) any Notes of a series or portion thereof called for redemption, except the unredeemed portion of any Note of such series being redeemed in part or (iii) Notes of a series which have been surrendered for repayment, except the portion, if any, of Notes of such series not to be repaid.
Payment of Interest and Principal
As long as CDS or its nominee is the registered owner of the global securities of a series, CDS or its nominee will be considered the sole owner of such global securities for the purposes of receiving payments of interest and principal on such global securities. Payments of principal and any interest on Notes of a series in book-entry form represented by one or more global securities will be made by us in immediately available funds through the paying agent to CDS or its nominee, as the case may be, as the holder of the global security or global securities representing such Notes in book-entry form.
We expect that CDS, upon receipt of any payment of principal or interest in respect of a global security of a series, will credit, on the date principal or interest is payable, its participants’ accounts with payments in amounts proportionate to their respective interests in the principal amount of such global security as shown on the records of CDS. We also expect that payments of principal and interest by the participants to the owners of beneficial interests in such global security held through such participants in the depositary service of CDS will be governed by standing instructions and customary practices and will be the responsibility of such participants. Our responsibility and liability in respect of Notes of a series represented by a global security is limited to making payment of any principal and interest due on such global security to CDS. The rules governing CDS provide that it acts as the agent and depositary for its participants. As a result, such participants must look solely to CDS and beneficial owners of Notes of a series must look solely to participants for the payment of the principal and interest on such Notes paid by or on behalf of us to CDS.
If definitive notes are issued under the limited circumstances described above, we will make payments of principal and the redemption price, if any, thereof upon presentation of such definitive notes at the office of a paying agent for the Notes of the relevant series. At our option, payments of interest on definitive notes, if issued, due on any interest payment date (other than on the maturity date or any redemption date of the relevant series) may be made by cheque mailed to the addresses of the persons entitled thereto as such addresses shall appear in the register of notes of such series or by wire transfer of immediately available funds to the accounts of the holders of such definitive notes if appropriate wire transfer instructions have been received in writing by the paying agent not less than 15 days prior to the applicable interest payment date. Notwithstanding the foregoing, we will make payments of interest on any interest payment date (other than on the maturity date or any redemption date of the relevant series) to each registered holder of C$10,000,000 or more in aggregate principal amount of definitive notes of a series by wire transfer of immediately available funds if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the paying agent not less than 15 days prior to the applicable interest payment date. Any wire transfer instructions received by the paying agent shall remain in effect until revoked by the applicable registered holder.
Governing Law
The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Consent to Jurisdiction and Service
In relation to any action or proceeding arising out of or in connection with the indenture and the Notes, the Company will irrevocably submit to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York and the County and State of New York, United States of America, will irrevocably waive to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and will irrevocably appoint an agent in the State of New York upon which process may be served in any such action or proceeding.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Code, Treasury regulations issued thereunder (“U.S. Treasury Regulations”), and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion is limited to consequences relevant to a U.S. holder (as defined below), except for the discussions under “— Possible Alternative Tax Treatment of the Notes” and “— Foreign Account Tax Compliance.” This discussion does not address the impact of the U.S. federal Medicare tax on net investment income or the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.
This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, holders subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, real estate investment trusts, partnerships or other pass-through entities (or investors in such entities), persons liable for alternative minimum tax, and persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who purchase the Notes for cash at original issue and at their “issue price” (the first price at which a substantial amount of the Notes of the applicable series is sold for money, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the Notes as capital assets within the meaning of Section 1221 of the Code.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or any entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person.
If any entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the Notes.
Prospective purchasers of the Notes should consult their tax advisors concerning the tax consequences of holding Notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of U.S. federal estate and gift tax laws, the U.S. federal Medicare tax on net investment income, and state, local, non-U.S. or other tax laws.
Payments of Stated Interest
Payments of stated interest on a Note (without reduction for any taxes withheld from such payments and including any additional amounts paid in respect thereof) generally will be includible in the gross income of a U.S. holder as ordinary interest income at the time the interest is received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. Interest generally will, subject to the discussion below under “— Possible Alternative Tax Treatment of the Notes,” be income from sources outside the United States and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income.

A U.S. holder that uses the cash method of accounting for U.S. federal income tax purposes and receives a payment of interest in Canadian dollars will recognize interest income equal to the U.S. dollar value of the interest payment, based on the spot rate on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A cash method U.S. holder will not recognize foreign currency exchange gain or loss on the receipt of stated interest income but may recognize exchange gain or loss attributable to the actual disposal of the Canadian dollars received.
A U.S. holder that uses the accrual method of accounting for U.S. federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, may determine the amount recognized with respect to such interest in accordance with either of two methods. Under the first method, such holder will recognize income for each taxable year equal to the U.S. dollar value of the foreign currency accrued for such year determined by translating such amount into U.S. dollars at the average spot rate in effect during the relevant interest accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the U.S. holder’s taxable year). Alternatively, an accrual method U.S. holder may make an election (which must be applied consistently to all debt instruments held by the electing U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder, and cannot be changed without the consent of the IRS) to translate accrued interest income at the spot rate on the last day of the accrual period (or the last day of the taxable year in the case of a partial accrual period), or at the spot rate on the date of receipt, if that date is within five business days of the last day of the accrual period. A U.S. holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize foreign currency exchange gain or loss, on the date interest is received, equal to the difference between the U.S. dollar value of such payment, translated at the spot rate on the date the payment is received, and the U.S. dollar value of the interest previously included in income in respect of such payment. This exchange gain or loss generally will be treated as U.S. source ordinary income or loss and not as an adjustment to interest income or expense.
Any non-U.S. withholding tax paid on behalf of a U.S. holder at the rate applicable to such holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations. The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. holder’s particular circumstances, and applicable U.S. Treasury Regulations may under certain circumstances restrict the availability of any such credits based on the nature of the tax imposed by the non-U.S. jurisdiction. The IRS released notices which indicate that the U.S. Treasury Department and the IRS are considering amendments to these U.S. Treasury Regulations and provide temporary relief from certain of their provisions for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). U.S. holders should consult their tax advisors regarding the availability of foreign tax credits.
Sale, Exchange, Retirement or Other Taxable Disposition of Notes
Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between the amount realized (other than amounts attributable to accrued and unpaid stated interest, which will be includible in income as ordinary interest income in accordance with the U.S. holder’s method of tax accounting as described above) and the U.S. holder’s adjusted tax basis in the Note. The amount realized on the sale, exchange, retirement or other taxable disposition of a Note for an amount of foreign currency will generally be the U.S. dollar value of that amount translated at the spot rate on the date of the taxable disposition. If the Note is traded on an established securities market, a cash method taxpayer (and, if it elects, an accrual method taxpayer) will determine the U.S. dollar value of the amount realized on the settlement date of the disposition. If an accrual method taxpayer makes the election described above, such election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. An accrual method U.S. holder that does not make the special election will recognize foreign currency exchange gain or loss (which generally will be treated as U.S. source ordinary income or loss) to the extent attributable to the difference between the exchange rates on the trade date and settlement date.
A U.S. holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. holder. The cost of a Note purchased with foreign currency will be the U.S. dollar value of the foreign currency purchase price on the date of the purchase, calculated at the spot rate in effect on that date.

Except as discussed below with respect to exchange gain or loss, any gain or loss recognized by a U.S. holder on the sale, exchange, retirement or other taxable disposition of a Note will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of the sale, exchange, retirement or other taxable disposition. In the case of a non-corporate U.S. holder (including an individual), any long-term capital gain may be eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
Gain or loss recognized by a U.S. holder upon the sale, exchange, retirement or other taxable disposition of a Note that is attributable to changes in currency exchange rates will be ordinary income or loss and, with respect to the principal thereof, will generally be equal to the difference between the U.S. dollar value of the U.S. holder’s purchase price of the Note in foreign currency determined on the date of the sale, exchange, retirement or other taxable disposition (or possibly determined on the settlement date of the disposition if the Note is traded on an established securities market and the U.S. holder is either a cash method taxpayer or an electing accrual method taxpayer), and the U.S. dollar value of the U.S. holder’s purchase price of the Note in foreign currency determined on the date the U.S. holder acquired the Note. The exchange gain or loss with respect to principal and with respect to accrued and unpaid stated interest will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange, retirement or other taxable disposition of the Note, and generally will be treated as U.S. source income or loss.
Information Reporting and Backup Withholding
In general, payments of interest on, and the proceeds from sales or other dispositions (including retirements or redemptions) of, Notes held by a U.S. holder may be required to be reported to the IRS unless the U.S. holder is an exempt recipient and, when required, demonstrates this fact. In addition, a U.S. holder that is not an exempt recipient may be subject to backup withholding unless it provides a taxpayer identification number and otherwise complies with applicable certification requirements.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the appropriate information is timely furnished to the IRS.
Tax Return Disclosure Requirement
U.S. Treasury Regulations require the reporting to the IRS of certain foreign currency transactions giving rise to losses in excess of a certain minimum amount, such as the receipt of interest on a Note, or the sale, exchange, retirement or other taxable disposition of a Note or foreign currency received in respect of a Note. U.S. holders should consult their tax advisors to determine the tax return obligations, if any, with respect to an investment in the Notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).
Information with Respect to Foreign Financial Assets
Certain U.S. holders who are individuals and who hold an interest in “specified foreign financial assets” (as defined in Section 6038D of the Code) with an aggregate value in excess of certain thresholds generally are required to report information relating to such assets with their tax returns. The Notes generally will be considered specified foreign financial assets subject to these reporting requirements, unless one of certain exceptions applies (including an exception for Notes held in accounts maintained by certain financial institutions). U.S. holders who fail to report the required information could be subject to substantial penalties, and, in such circumstances, the statute of limitations for assessment of tax could be suspended, in whole or part. Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. U.S. holders should consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the Notes.
Possible Alternative Tax Treatment of the Notes
Although not free from doubt, we intend to take the position that payments of interest on the Notes should be treated as from sources outside the United States for U.S. federal income tax purposes. Accordingly, a beneficial owner of a Note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes (a “non-U.S. holder”) should not be subject to U.S. federal withholding tax with respect to payments of interest on the Notes. Because, however, a portion of the net proceeds of this offering may directly or indirectly be on-lent by us to a wholly-owned U.S. subsidiary of Waste Connections, Inc. and used in the United States or utilized to repay indebtedness the proceeds of which were so on-lent and used in the United States, the IRS may successfully assert that there is a potential tax avoidance plan and that all or a portion of any payment of interest on the Notes should be treated as from sources within the United States for U.S. federal income tax purposes. In that case, a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or a lower treaty rate) with respect to interest payments on the Notes unless certain certification requirements have been fulfilled (such as providing applicable IRS W-8 Forms). We have not sought and will not seek any rulings from the IRS with respect to the tax treatment of the Notes and there can be no assurance the IRS or a court will not take a contrary position concerning the tax treatment described in this paragraph. We currently do not intend to withhold on any payment made with respect to the Notes to non-U.S. holders. However, in the event that the interest income were treated as from sources within the United States for U.S. federal income tax purpose, we or the applicable withholding agent may withhold on payments made with respect to the Notes to non-U.S. holders unless the certification requirements described above are met, and we will not be required to pay any additional amounts with respect to amounts so withheld.
In that connection, each holder and beneficial owner of the Notes, by its purchase and acceptance of the Notes, will be deemed to have acknowledged, represented to and agreed with us and the underwriters as follows:
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that its investment in the Notes is not pursuant to a tax avoidance plan;

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if it is not a United States person as defined in Section 7701(a)(30) of the Code, (i) it qualifies for a full exemption from U.S. federal withholding tax with respect to payments of interest pursuant to an applicable income tax treaty to which the United States is a party; or (ii)(x) it does not, actually or constructively, own 10% or more of our voting stock within the meaning of Section 871(h)(3) of the Code; (y) it is not a controlled foreign corporation related to us through actual or constructive stock ownership for U.S. federal income tax purposes; and (z) it is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

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it (and any intermediary through which it holds its Notes), if not a United States person as defined in Section 7701(a)(30) of the Code, would be eligible to provide an IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) establishing a full exemption from any U.S. federal withholding taxes on payments of interest, including any taxes imposed under FATCA (as defined below).

Non-U.S. holders should consult their tax advisors regarding the possible U.S. federal income tax consequences of an investment in the Notes.
Foreign Account Tax Compliance
Pursuant to Sections 1471 through 1474 of the Code (provisions commonly known as “FATCA”), U.S. withholding taxes on payments on certain debt instruments and (subject to the proposed U.S. Treasury Regulations discussed below) the gross proceeds from the disposition of such debt instruments may be required unless various information reporting requirements are satisfied. Withholding under FATCA generally will apply at a rate of 30% to payments of U.S. source interest on a debt obligation regardless of when they are made. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of certain debt instruments, proposed U.S. Treasury Regulations eliminated FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. We intend to take the position that payments of interest on the Notes should be treated as from sources outside the United States, but, as explained above, it is possible that all or a portion of any payment of interest on the Notes could be treated as U.S. source for U.S. federal income tax purposes and, as a result, payments on the Notes may become subject to withholding under FATCA. Holders should consult their tax advisors on how these rules may apply to their investment in the Notes, including the possible application of an intergovernmental agreement that alters the general FATCA requirements. In the event any withholding under FATCA is required with respect to any payments on the Notes, we will not pay any additional amounts to compensate for the withheld amount.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (“Tax Act”) generally applicable at the date of this prospectus supplement, to a person who acquires beneficial ownership of a Note and who, at all relevant times and for the purposes of the Tax Act: (i) deals at arm’s length with the Company and with any transferee resident (or deemed to be resident) in Canada to whom the holder assigns or otherwise transfers the Note; (ii) is not, and is not deemed to be, a resident of Canada; (iii) is entitled to receive all payments (including any interest, principal, and premium) made in respect of the Note; (iv) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (v) is not a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Tax Act) of the Company or a person that does not deal at arm’s length with a “specified shareholder” of the Company; and (vi) is not an entity in respect of which the Company is a “specified entity” (as defined in subsection 18.4(1) of the Tax Act) and is not a “specified entity” in respect of any transferee resident (or deemed to be resident) in Canada to whom the purchaser assigns or otherwise transfers the Note (such persons each being a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.
This summary is based upon the current provisions of the Tax Act and the regulations thereunder (“Regulations”) in force as of the date hereof, applicable jurisprudence, and the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date of this prospectus supplement. On January 29, 2026 and July 23, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Tax Act (the “Hybrid Mismatch Proposals”) that would, if enacted, amend certain “hybrid mismatch” provisions of the Tax Act and introduce other consequential amendments. This summary does not take into account the Hybrid Mismatch Proposals, but otherwise takes into account all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date of this prospectus supplement (the “Tax Proposals”). This summary assumes that such Tax Proposals (other than the Hybrid Mismatch Proposals) will be enacted as currently proposed, but no assurance can be given that this will be the case. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals (other than the Hybrid Mismatch Proposals), does not take into account or anticipate any changes in law or in the administrative or assessing policies and practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations.
This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective Non-Resident Holder. Accordingly, prospective Non-Resident Holders should consult their own tax advisers with respect to their particular circumstances.
Pursuant to the Tax Act, amounts paid or credited or deemed to be paid or credited by the Company on the Notes to a Non-Resident Holder as, on account of, in lieu of, or in satisfaction of, interest, principal or premium on the Notes will not be subject to Canadian non-resident withholding tax under Part XIII of the Tax Act. Generally, there are no other Canadian federal income taxes that would be payable by a Non-Resident Holder solely as a result of holding or disposing of a Note (including for greater certainty, any gain realized by a Non-Resident Holder on a disposition of a Note).

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of the Notes, or any interest therein, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities, the underlying assets of which are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
When considering an investment in the Notes, or any interest therein, with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
All communications, correspondence and materials from the Issuer, the underwriters or any other party to the transactions contemplated by this prospectus supplement or any of their respective affiliates, in connection with this prospectus supplement with respect to the Notes, or any interest therein, are intended to be general in nature and are not directed at any specific purchaser of the Notes, or any interest therein, and do not constitute investment or fiduciary advice regarding the advisability of investment in the Notes, or any interest therein, for any specific purchaser.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes, or any interest therein, by a Covered Plan with respect to which the Company or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of the Notes, or any interest therein. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Plan or Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. Furthermore, newly issued class exemptions, once they become effective, may provide relief for certain transactions involving certain investment advisers who are fiduciaries. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the Notes, or any interest therein should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.
Representation
Accordingly, by acceptance of a Note, or any interest therein, each purchaser and subsequent transferee of a Note, or any interest therein, will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Note, or any interest therein, constitutes assets of any Plan or (ii) the acquisition and holding of the Note, or any interest therein, by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes, or any interest therein, on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes, or any interest therein.
Purchasers of the Notes, or any interest therein, have the exclusive responsibility for ensuring that their purchase and holding of the Notes, or any interest therein, complies with the fiduciary responsibility rules of ERISA or of applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the Notes, or any interest therein, is appropriate for any Plan in general or whether such investment is appropriate for any particular plan or arrangement. Such purchasers of the Notes, or any interest therein, should consult and rely on their own counsel and advisers as to whether an investment in the Notes, or any interest therein, is suitable.

UNDERWRITING (CONFLICTS OF INTEREST)
Subject to the terms and conditions contained in the underwriting agreement among us and the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the respective principal amount of the Notes that appears opposite its name in the table below:
Underwriter	Principal amount of 2033 Notes	Principal amount of 2036 Notes
CIBC World Markets Inc.	C$ 63,000,000	C$ 84,000,000
Scotia Capital Inc.	63,000,000	84,000,000
TD Securities Inc.	63,000,000	84,000,000
J.P. Morgan Securities Canada Inc.	40,500,000	54,000,000
Merrill Lynch Canada Inc.	40,500,000	54,000,000
Mizuho Securities Canada Inc.	30,000,000	40,000,000
Total	C$300,000,000	C$400,000,000
The obligations of the underwriters under the underwriting agreement, including their agreement to purchase Notes from us, are several and not joint. The underwriters have agreed to purchase all series of the Notes if any of them are purchased.
Commissions and Discounts
The underwriters initially propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the Notes of a series to selected dealers at the public offering price minus a concession of up to 0.25% of the principal amount of the 2033 Notes and up to 0.25% of the principal amount of the 2036 Notes. In addition, the underwriters may allow, and those selected dealers may re-allow, a concession to certain other dealers of up to 0.12% of the principal amount of the 2033 Notes and up to 0.15% of the principal amount of the 2036 Notes. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell Notes of a series through certain of their affiliates.
The following table shows the underwriting discount to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of the Notes).
Paid by us
Per 2033 Note	0.370%
Per 2036 Note	0.400%
In the underwriting agreement, we have agreed that:
•
We will pay our expenses related to the offering, including the fees and expenses of counsel for the underwriters, which expenses we estimate will total approximately $2.4 million.

•
We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Notice to Canadian Investors
The Notes will be sold in Canada on a private placement basis to “accredited investors” who are not individuals unless they are “permitted clients”, each as defined under applicable Canadian securities laws.
Each underwriter has, severally and not jointly, represented to and agreed with us that the sale and delivery of a series of Notes to any purchaser resident in a province of Canada by such underwriter will be made so as to be exempt from the prospectus filing requirements of applicable Canadian provincial securities laws, and so as to be exempt from or made in compliance with applicable dealer registration requirements of applicable Canadian provincial securities laws. Each underwriter has also, severally and not jointly, represented to and agreed with us that such underwriter has not and will not provide to any purchaser in a province of Canada any document or other material that would constitute an “offering memorandum” within the meaning of applicable Canadian provincial securities laws (other than the Canadian offering memorandum dated July 27, 2026 (and the preliminary version thereof) that incorporates this prospectus supplement and the accompanying base prospectus) with respect to the private placement of the Notes in the provinces of Canada.
Notice to Prospective Investors in the European Economic Area
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exception from the prohibition on offers to the public under the POATRs.
Notice to Prospective Investors in Hong Kong
The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan
The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Singapore SFA Product Classification — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), we have determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in South Korea
The Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Notes may not be re-sold to South Korean residents unless the purchaser of the Notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.
Notice to Prospective Investors in Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, nor the Company nor the Notes have been or will be filed with or approved by any Swiss regulatory authority. The Notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the Notes will not benefit from protection or supervision by such authority.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The Notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.
The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Notes must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person.

It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Taiwan
The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.
Notice to Prospective Investors in the United Arab Emirates
The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.
Price Stabilization and Short Positions
The Notes are new issues of securities, and there are currently no established trading markets for such Notes. We do not intend to apply for either series of the Notes to be listed on any securities exchange or to arrange for either series of the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the Notes of either series, that you will be able to sell your Notes of a series at a particular time or that the prices that you receive when you sell will be favorable.
In connection with the offering of each series of Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes of a series in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or delaying a decline in the market price of the Notes or may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of each series of Notes. The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.
Other Relationships
Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business. Specifically, certain of the underwriters and/or their affiliates serve various roles under our Revolving Credit Facility. As described in “Use of Proceeds,” a portion of the net proceeds of this offering will be used to repay a portion of the CAD-denominated borrowings outstanding under the Revolving Credit Facility and as a result, such underwriters and/or their affiliates will indirectly receive a portion of the proceeds of this offering.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve our or our affiliates’ securities and instruments. Certain of those underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the series of Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the series of Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
Certain affiliates of the underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of a portion of the CAD-denominated borrowings outstanding under the Revolving Credit Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the securities will be rated investment grade. Such underwriters will not confirm sales to discretionary accounts without the prior written approval of the customer.
Settlement
Delivery of the Notes is expected to be made against payment for the Notes on August 4, 2026, which will be the fifth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes of a series on any date prior to one business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisers.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
We are a corporation organized under the laws of Ontario, Canada and are governed by the applicable provincial and federal laws of Canada. Certain of our officers and directors and one of the experts named in this prospectus supplement reside principally in Canada. Because we and these persons are located outside the United States, it may not be possible for you to effect service of process within the United States on us or them. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in United States courts, because a portion of our assets and the assets of these persons are located outside the United States.
We have been advised by Bennett Jones LLP, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the United States federal securities laws or the securities laws of any state within the United States, including “blue sky” laws, and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States federal securities laws or any such state securities or “blue sky” laws. Therefore, it may not be possible to enforce those actions against us, certain of our officers and directors or one of the experts named in this prospectus supplement.

LEGAL MATTERS
The validity of the issuance of the Notes offered pursuant to this prospectus supplement and the accompanying base prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas, with respect to U.S. legal matters, and by Bennett Jones LLP, Calgary, Alberta, with respect to Canadian legal matters. Certain legal matters relating to the Notes offered pursuant to this prospectus supplement and the accompanying base prospectus will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York, with respect to U.S. legal matters and McCarthy Tétrault LLP, Toronto, Ontario, with respect to Canadian legal matters.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying base prospectus from the date we file that document, and subsequent information that we file with the SEC will automatically update and, where applicable, supersede that information.
We incorporate by reference the following documents or information filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to completion of the offering of the securities described in this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
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Our Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 12, 2026;

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed on April 23, 2026, and July 23, 2026, respectively;

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The portions of our Definitive Management Information Circular and Proxy Statement on Schedule 14A, filed on April 2, 2026, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

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Our Current Reports on Form 8-K filed on March 6, 2026, March 16, 2026, March 18, 2026 and May 15, 2026.

We will furnish, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:
Waste Connections, Inc.
Attn: Investor Relations
3 Waterway Square Place, Suite 110
The Woodlands, TX 77380
(832) 442-2200

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public at the SEC’s website at http://www.sec.gov. Certain of our filings with the SEC are available on our website at http://www.wasteconnections.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying base prospectus or any other report or filing filed with the SEC.

PROSPECTUS
Waste Connections, Inc.
Debt Securities
We may from time to time offer, in one or more series, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, debt securities, which may consist of debentures, notes, or other types of debt.
We refer to the debt securities registered hereunder collectively as the “securities” or “debt securities” in this prospectus. The specific terms of each series of the securities will be set forth in the applicable prospectus supplement and will include, where applicable, the specific title, aggregate principal amount, currency, form (which may be certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder’s option, terms for sinking fund payments, covenants, and any initial public offering price.
You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.
The securities may be offered directly by us through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers, or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About This Prospectus” for more information.
Our common shares are listed on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “WCN”.
An investment in our securities involves risk. See “Risk Factors” beginning on page 3 of this prospectus and any similar section contained in the applicable prospectus supplement for a discussion of risk factors relevant to an investment in our securities.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 24, 2024.

We have not authorized any agent, dealer, underwriter or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (“SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus sets forth certain terms of the securities that we may offer.
Each time we offer securities, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.
It is important for you to read and consider all information contained in this prospectus and the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you and any pricing supplement or term sheet in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information” in this prospectus.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we”, “us”, “our”, or the “Company” mean Waste Connections, Inc. and our consolidated subsidiaries.
FORWARD-LOOKING STATEMENTS
Certain statements included and incorporated by reference in this prospectus are “forward-looking” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 or in releases made by the SEC. Such forward-looking statements include, among others:
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Statements regarding our landfills, including capacity, duration, special projects, demand for and pricing of recyclables, estimated closure and post-closure liabilities, landfill alternatives and related capital expenditures, operating expenses, leachate and the elevated temperature landfill (ETLF) event at the Chiquita Canyon Landfill;

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Discussions of competition, loss of contracts, price increases and additional exclusive and/or long-term collection service arrangements;

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Forecasts of cash flows necessary for operations and free cash flow to reduce leverage as well as our ability to draw on our credit facility and access the capital markets to refinance or expand;

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Statements regarding our ability to access capital resources or credit markets;

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Plans for, and the amounts of, certain capital expenditures for our existing and newly acquired properties and equipment;

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Statements regarding fuel, oil and natural gas demand, prices, and price volatility;

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Assessments of regulatory developments and potential changes in environmental, health, safety and tax laws and regulations; and

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Other statements on a variety of topics such as inflation, credit risk of customers, seasonality, labor/pension costs and labor union activity, employee retention costs, operational and safety risks, acquisitions, litigation developments and results, goodwill impairments, insurance costs and cybersecurity threats.

These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “might,” “will,” “could,” “should” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.
Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected are discussed under the headings “Risk Factors” and

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, in each case, as may be updated or supplemented from time to time in our other filings with the SEC in the future that are incorporated herein and into any prospectus supplement by reference. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements to reflect events or circumstances that may change, unless required by applicable securities laws.
WASTE CONNECTIONS, INC.
We are an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation, in mostly exclusive and secondary markets across 46 states in the U.S. and six provinces in Canada. We also provide non-hazardous oil and natural gas exploration and production (“E&P”) waste treatment, recovery and disposal services in several basins across the U.S. and Canada, as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.
Environmental, organizational and financial sustainability initiatives have been key components of our success since we were founded in 1997. We continue to grow and expand our efforts and disclosures regarding our progress as our industry and technology continue to evolve. To that end, we have committed $500 million to the advancement of long-term, aspirational ESG targets, which have been incorporated into executive compensation metrics. Our investments primarily focus on reducing emissions and emissions intensity, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety through reduced incidents and enhancing employee engagement through improved voluntary turnover and Servant Leadership scores. Our latest sustainability report can be found at www.wasteconnections.com/sustainability but does not constitute a part of this prospectus, and is not incorporated by reference herein.
We generally seek to avoid highly competitive, large urban markets and instead target markets where we can attain high market share either through exclusive contracts, vertical integration or asset positioning. In markets where waste collection services are provided under exclusive arrangements, or where waste disposal is municipally owned or funded or available at multiple municipal sources, we believe that controlling the waste stream by providing collection services under exclusive arrangements is often more important to our growth and profitability than owning or operating landfills. We also target niche markets, like non-hazardous E&P waste treatment, recovery and disposal services.
The solid waste industry is local and highly competitive in nature, requiring substantial labor and capital resources. We compete for collection accounts primarily on the basis of price and, to a lesser extent, the quality of service, and compete for landfill business on the basis of tipping fees, geographic location and quality of operations. The solid waste industry has been consolidating and continues to consolidate as a result of a number of factors, including the increasing costs and complexity associated with waste management operations and regulatory compliance. Many small independent operators and municipalities lack the capital resources, management, operating skills and technical expertise necessary to operate effectively in such an environment. The consolidation trend has caused solid waste companies to operate larger landfills that have complementary collection routes that can use company-owned disposal capacity. Controlling the point of transfer from haulers to landfills has become increasingly important as landfills close and disposal capacity moves farther from the collection markets it serves.
Generally, the most profitable operators within the solid waste industry are those companies that are vertically integrated or enter into long-term collection contracts. A vertically integrated operator will benefit from: (1) the internalization of waste by bringing waste to a company-owned landfill; (2) the ability to charge third-party haulers tipping fees at landfills or at transfer stations; and (3) the efficiencies gained by aggregating and processing waste at a transfer station prior to landfilling.
All references to “dollars” or “$” used herein refer to U.S. dollars, and all references to “CAD $” used herein refer to Canadian dollars, unless otherwise stated.

Our principal administrative offices are located at 3 Waterway Square Place, Suite 110, The Woodlands, TX 77380. Our telephone number for our principal administrative offices is (832) 442-2200. Our website is www.wasteconnections.com. The information provided on our website is not incorporated into and does not form a part of this prospectus.
Our common shares are listed on the NYSE and the TSX under the symbol “WCN”. For additional information concerning us, please see the sections titled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” of this prospectus.
RISK FACTORS
You should carefully consider any specific risks set forth or referenced under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, incorporated into this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide to purchase our securities.
USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes, including repaying, refinancing or repurchasing debt, funding acquisitions of additional assets or businesses, capital expenditures and increasing our working capital. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of any offering under this prospectus.
DESCRIPTION OF DEBT SECURITIES
We may offer debt securities that may be senior, subordinated or junior subordinated. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our senior indebtedness. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus.
Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series either (i) pursuant to our existing indenture, dated November 16, 2018, between us and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated November 16, 2018, the Second Supplemental Indenture, dated April 16, 2019, the Third Supplemental Indenture, dated January 23, 2020, the Fourth Supplemental Indenture, dated March 13, 2020, the Fifth Supplemental Indenture, dated as of September 20, 2021, the Sixth Supplemental Indenture, dated as of March 9, 2022, the Seventh Supplemental Indenture, dated as of August 18, 2022, the Eighth Supplemental Indenture, dated as of February 21, 2024, and the Ninth Supplemental Indenture, dated as of June 13, 2024, (as amended, modified or supplemented from time to time the “existing indenture”), or (ii) pursuant to such other duly qualified indenture to be entered into between us and the trustee. Our existing indenture is attached as an exhibit and incorporated by reference into the registration statement of which this prospectus forms a part.
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the existing indenture and the debt securities that we may offer under this prospectus. The summary is not complete. You should read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the existing indenture or other indenture that contain the terms of the debt securities. Capitalized terms used in the summary and not defined herein have the meanings specified in the existing indenture.
As used in this section only, “Waste Connections,” “we,” “our” or “us” refer to Waste Connections, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the existing indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:
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the title and ranking of the debt securities (including the terms of any subordination provisions);

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the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

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amount of discount or premium, if any, with which the debt securities will be issued, including whether the debt securities will be issued as “original issue discount” securities;

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any limit on the aggregate principal amount of the debt securities;

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maturity date(s);

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

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the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

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any obligation we have to redeem, repurchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

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the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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the forms of the debt securities and whether the debt securities will be issuable as global debt securities;

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the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

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the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

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any provisions relating to any security provided for the debt securities;

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any addition to, deletion of or change in the Events of Default (as defined herein) described in this prospectus or in the existing indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the existing indenture with respect to the debt securities;

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any addition to, deletion of or change in the covenants described in this prospectus or in the existing indenture with respect to the debt securities;

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any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

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any provisions relating to exchange of any debt securities including exchange price and period, the events requiring an adjustment of the exchange price and provisions affecting exchange if the debt securities are redeemed; and

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any other terms of the debt securities, which may supplement, modify or delete any provision of the existing indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the existing indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”), or a nominee of the Depositary (we will refer to debt securities represented by a global debt security as “book-entry debt securities”), or a certificate issued in definitive registered form (we will refer to debt securities represented by a certificated security as “certificated debt securities”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities.   You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the existing indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System.   Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
No Protection in the Event of a Change of Control
Unless otherwise provided in the applicable supplemental indenture and the related prospectus supplement, the debt securities will not contain provisions which afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Consolidation, Merger, Amalgamation and Sale of Assets
We may not consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:
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we are the surviving corporation or the successor person (if other than Waste Connections) is a corporation, partnership, limited liability company or trust organized and validly existing under the laws of Canada or any province or territory thereof or any U.S. domestic jurisdiction and assumes by operation of law or by supplemental indenture our obligations on the debt securities and under the existing indenture; and

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immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing;

Notwithstanding the above, any of our subsidiaries may consolidate with, merge or amalgamate with or into, or transfer or lease all or part of its properties or assets to, us or any of our wholly-owned subsidiaries.
Events of Default
“Event of Default” means with respect to any series of debt securities, any of the following:
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default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to 11:00 a.m., New York City time, on the 30th day of such period);

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default in the payment of principal of any security of that series at its maturity;

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default in the performance or breach of any other covenant or warranty by us in the existing indenture (other than a covenant or warranty that has been included in the existing indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the existing indenture;

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certain voluntary or involuntary events of bankruptcy, insolvency or reorganization by us; or

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any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the existing indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.
If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the existing indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
The existing indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the existing indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the existing indenture or for the appointment of a receiver or trustee, or for any remedy under the existing indenture, unless:
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that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

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the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the existing indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
The existing indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the existing indenture. If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs. The existing indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.
Modification and Waiver
We and the trustee may modify and amend the existing indenture or the debt securities of any series without the consent of any holder of any debt security:
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to cure any ambiguity, defect or inconsistency;

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to comply with covenants in the existing indenture described above under the heading “Consolidation, Merger, Amalgamation and Sale of Assets”;

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to provide for uncertificated securities in addition to or in place of certificated securities;

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to make any change that does not adversely affect the rights of any holder of debt securities in any material respect;

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to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the existing indenture;

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to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the existing indenture to provide for or facilitate administration by more than one trustee;

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to conform the existing indenture or the debt securities of any series to the description thereof in this prospectus and any applicable prospectus supplement; or

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to comply with requirements of the SEC in order to effect or maintain the qualification of the existing indenture under the Trust Indenture Act.

We may also modify and amend the existing indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:
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reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

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reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

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reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

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reduce the principal amount of discount securities payable upon acceleration of maturity;

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waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

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make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

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make any change to certain provisions of the existing indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

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waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the existing indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the existing indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance.   The existing indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the existing indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the existing indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
Defeasance of Certain Covenants.   The existing indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:
•
we may omit to comply with the covenant described under the heading “Consolidation, Merger, Amalgamation and Sale of Assets” and certain other covenants set forth in the existing indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•
any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:
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depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the existing indenture and those debt securities; and

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delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.   In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.
Governing Law
The existing indenture and the debt securities, including any claim or controversy arising out of or relating to the existing indenture or the securities, will be governed by the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.
GLOBAL SECURITIES
Book-Entry, Delivery and Form
Unless we indicate differently in a prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
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a limited-purpose trust company organized under the New York Banking Law;

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a “banking organization” within the meaning of the New York Banking Law;

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a member of the Federal Reserve System;

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a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

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a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of DTC and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the existing indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as securities are in book-entry form, we will make payments on those securities to DTC or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment.
Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the existing indenture.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.
As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:
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DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•
we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•
an Event of Default has occurred and is continuing with respect to such series of securities, upon request,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.
We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.
PLAN OF DISTRIBUTION
We may sell the securities offered pursuant to any applicable prospectus supplement, directly to one or more purchasers, through dealers, agents, or underwriters or through a combination of any of these methods of sale. We may sell the securities offered pursuant to any applicable prospectus supplement on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. We will name any underwriter, dealer, or agent involved in the offer and sale of the securities in the applicable prospectus supplement. We reserve the right to sell the securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.
Certain of the underwriters, dealers, or agents and their respective associates may be customers of, and/or engage in transactions with, and perform services for us in the ordinary course of business.
LEGAL MATTERS
Certain legal matters relating to the securities offered hereby are being passed upon for us by Locke Lord LLP, Houston, Texas. The validity of issuance of the offered securities and other matters arising under Canadian law are being passed upon for us by Bennett Jones LLP, Calgary, Alberta. Any underwriters will be advised about other matters relating to any offering by their own legal counsel that we will name in the applicable prospectus supplement.
EXPERTS
The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. The information incorporated by reference is considered to be part of this prospectus from the date we file that document, and subsequent information that we file with the SEC will automatically update and, where applicable, supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.
We incorporate by reference the following documents or information filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to completion of the offering of the securities described in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 14, 2024;

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Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed on April 25, 2024, the quarter ended June 30, 2024, filed on July 25, 2024, and the quarter ended September 30, 2024, filed on October 24, 2024;

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The portions of our Definitive Management Information Circular and Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2024, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and

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Our Current Reports on Form 8-K filed on February 16, 2024, February 20, 2024, February 21, 2024, February 29, 2024, May 17, 2024, June 12, 2024, June 13, 2024, and July 29, 2024.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:
Waste Connections, Inc.
Attn: Investor Relations
3 Waterway Square Place, Suite 110
The Woodlands, TX 77380
(832) 442-2200
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, we are required to file proxy statements pursuant to Section 14 of the Exchange Act. The reports and other information filed by us with the SEC are available to the public at the SEC’s website at www.sec.gov. In addition, you may obtain these materials on our website at www.wasteconnections.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC.
We have filed with the SEC a registration statement on Form S-3, including all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein, pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. The full registration statement may be obtained from the SEC or us as provided above.

C$700,000,000
Waste Connections, Inc.
4.200% Senior Notes due 2033
4.550% Senior Notes due 2036

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
CIBC Capital Markets	Scotiabank	TD Securities
Co-Managers
J.P. Morgan	BofA Securities	Mizuho
July 27, 2026